    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 1997

                                                      REGISTRATION NO. 333-16247
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 2
                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------
                             PURO WATER GROUP, INC.

                 (Name of small business issuer in its charter)

           DELAWARE                          5149                 11-325396-8
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of Incorporation or         Classification Code Number)     Identification
        Organization)                                               Number)

                            ------------------------

                               56-45 58TH STREET
                            MASPETH, NEW YORK 11378
                                 (718) 326-7000
         (Address and telephone number of Principal Executive Offices)

                                MR. JACK C. WEST
                             PURO WATER GROUP, INC.
                               56-45 58TH STREET
                            MASPETH, NEW YORK 11378
                                 (718) 326-7000

           (Name, address, and telephone number of Agent for Service)

                         ------------------------------

                          COPIES OF COMMUNICATIONS TO:

        DUANE L. BERLIN, ESQ.                      STEPHEN IRWIN, ESQ.
          ERIC J. DALE, ESQ.                    JEFFREY S. SPINDLER, ESQ.
       Lev, Berlin & Dale, P.C.           Olshan Grundman Frome & Rosenzweig LLP
        535 Connecticut Avenue                       505 Park Avenue
      Norwalk, Connecticut 06854                 New York, New York 10022

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 4, 1997


PROSPECTUS

                                     [LOGO]

                             PURO WATER GROUP, INC.

                        1,350,000 SHARES OF COMMON STOCK
                                ----------------

    Puro Water Group, Inc. (the "Company") is hereby offering (the "Offering") 1,350,000 shares (the "Shares") of its common stock, $.0063 par value per share (the "Common Stock").

    Prior to this Offering, there has been no public market for the Common Stock and no assurance can be given that any such market will develop. It is currently estimated that the initial public offering price of the Common Stock will be between $5.50 and $6.50 per Share. For information regarding the factors to be considered in determining the price to the public in the Offering, see "Underwriting." The Common Stock has been approved for listing on the American Stock Exchange under the symbol "HHO," subject to official notice of issuance. THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE AND
SUBSTANTIAL DILUTION.      SEE "RISK FACTORS" CONTAINED AT PAGES 8 TO 11 OF
                        THIS PROSPECTUS AND "DILUTION."
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED
     UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                              TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                        UNDERWRITING
                                                          PRICE TO     DISCOUNTS AND    PROCEEDS TO
                                                           PUBLIC      COMMISSIONS(1)   COMPANY (2)
Per Share............................................        $               $               $
Total (3)............................................        $               $               $


(1) Does not include the Representatives' non-accountable expense allowance equal to 3% of the gross proceeds of the Offering or warrants to purchase up to 135,000 shares of Common Stock issuable to the Representatives. The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended (the "Act"). See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company, including
    the non-accountable expense allowance, estimated to be $         , or
    $         if the Underwriters' over-allotment option is exercised in full.

(3) The Company has granted the Underwriters an option, exercisable within 45 days after the date of this Prospectus, to purchase up to an additional 202,500 shares of Common Stock upon the same terms as set forth above, solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions, and Proceeds to Company will be $         , $         and
    $         , respectively. See "Underwriting."
                            ------------------------

    The Shares are being offered by the Underwriters, subject to prior sale, when, as and if delivered to the Underwriters and subject to the right to reject orders in whole or in part, approval of certain legal matters by counsel and certain additional conditions. It is expected that delivery of the Shares will be made against payment therefor at the offices of Laidlaw Equities, Inc., 100
Park Avenue, New York, New York 10017 on or about          1997.

LAIDLAW EQUITIES, INC.                           GILFORD SECURITIES INCORPORATED

                 THE DATE OF THIS PROSPECTUS IS         , 1997

                             PURO WATER GROUP, INC.

                        The Company brochure photos here

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION OR THE REPRESENTATIVES' WARRANTS AND
(II) HAS BEEN ADJUSTED TO REFLECT A .4928 TO 1 REVERSE STOCK SPLIT TO BE EFFECTED PRIOR TO CONSUMMATION OF THIS OFFERING (DECREASING THE NUMBER OF ISSUED AND OUTSTANDING SHARES FROM 4,315,375 TO 2,126,789). EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY.

                                  THE COMPANY

    The Company is a leading bottler and distributor of spring and purified drinking water, serving commercial and residential users in the metropolitan New York area. The Company markets its drinking water under the brand names Puro, American Eagle Spring Water, Nature's Best Spring Water and Lectro-Still. The Company also rents and services water coolers, filtration systems, and plumbed-in fountains numbering in excess of 25,000 located in businesses, factories, and homes in the metropolitan New York area. The Company's facilities consist of NSF (National Sanitation Foundation) certified bottling plants in East Orange, New Jersey and Commack, Long Island, New York. In addition, the Company is an authorized factory service center for all major water cooler manufacturers and provides warranty repair coverage to many of its competitors.

    According to a study prepared by the Beverage Marketing Corporation, bottled water has been the fastest growing segment of the beverage industry for the past ten years. Total bottled water consumption in the United States has more than tripled from 1983 to 1995. Annual consumption increased from 2.8 gallons per capita in 1980 to 11.0 gallons per capita in 1995 and it is projected to reach
14.2 gallons per capita by the year 2000. Bottled water volume in the United States has grown significantly, increasing from approximately 1.1 billion gallons in 1984 to approximately 2.9 billion gallons in 1995; from approximately $1.3 billion in sales in 1984 to over $3.3 billion in 1995. This growth has been fueled by increasing public concern about the taste and safety of municipal water supplies and the desire among today's increasingly diet and health conscious consumers for an "ideal" beverage.

    The Company's strategy is to capitalize on the growing demand for high quality drinking water through the expansion of its existing customer base and through the acquisition of regional bottlers and distributors in targeted geographic markets. The bottled water distribution market is highly fragmented and composed of many small regional companies, as well as a few larger companies which own several brands, thus providing the Company with acquisition opportunities. In addition, the Company continually seeks to grow revenues by increasing route density through the acquisition and consolidation of new routes within the existing route structure, thereby minimizing distribution and administration costs. The continued consolidation of production and distribution capabilities is a key component of the Company's operating plans, both within its current markets and any additional markets that it may enter.

    The Company is also the manager of a cooperative buying group, Quality Bottler's Cooperative, Inc. (the "Cooperative"). Membership consists of the twelve leading regional bottled water companies located throughout the United States which are similar in size to the Company. Members are contractually required to purchase all of their coolers, bottles, closures, and other key items on a group basis. The Company believes that the purchasing power of the Cooperative permits the group to buy at prices that are no higher than those charged the largest buyer in the industry, Nestle's Perrier group (whose brands in the Company's markets include Poland Spring, Great Bear and Deer Park).

                              RECENT TRANSACTIONS

    Consistent with its strategy of acquiring regional water bottlers and distributors, on January 31, 1996, the Company purchased the assets and assumed certain liabilities of American Eagle Water/Electrified Co.,

Inc. ("Electrified"). Electrified was a direct competitor of the Company in the bottled water distribution and water cooler rental business in the New York City area. The Company's acquisition of Electrified's modern high-speed production facility in East Orange, New Jersey, together with its new bottling facility in Commack, Long Island, New York, permits it to absorb additional bottling demand without a commensurate increase in production costs.

    On June 13, 1996, the Company entered into a long-term spring water supply contract for its Commack, Long Island, New York, bottling facility with Shawangunk Bulk Spring Water. The agreement provides for "most-favored-customer" treatment with respect to pricing and priority water rights for the next forty-five years to the Indian Camp Spring source which is owned by Shawangunk Bulk Spring Water and located in the foothills of the Catskill Mountains in New York.

    On June 27, 1996, the Company entered into a long-term spring water supply contract for its East Orange, New Jersey bottling facility with its primary bulk spring water supplier, Mountainwood Spring Water Co., Inc. ("Mountainwood"). The agreement provides for "most-favored-customer" treatment with respect to priority water rights over a forty-three year period. Management believes that Mountainwood's spring source, in the foothills of the Kittatinny Mountains near the Delaware Water Gap, is considered the highest volume, free flowing certified natural spring water source in the northeastern United States. Effective July 1, 1996, the Company also acquired Mountainwood's five-gallon bottled water direct delivery and bottled water cooler rental routes.

    The Company is continuing to pursue mergers and/or acquisitions with regional water bottlers and distributors, as well as with certain members of the Cooperative. As of the date of this Prospectus, the Company has thirteen companies under active review as candidates for acquisition or merger, although the Company has no agreements, commitments or arrangements with respect to any proposed mergers or acquisitions. As consideration for any future acquisitions, the Company may pay cash, incur indebtedness or issue debt or equity securities. Such acquisitions could result in material changes in the Company's financial condition and operating results. There can be no assurance that suitable merger or acquisition opportunities will be available to the Company or that the Company will be able to consummate any mergers or acquisitions on satisfactory terms. In addition, there can be no assurance that the Company will be able to integrate or manage successfully other acquired businesses.


    The Company was incorporated in January 1994 and represents the acquisition of LSL Hydro Corp. and Puro Corporation of America. The Company is organized under the laws of the State of Delaware. The Company's principal executive offices are located at 56-45 58th Street, Maspeth, New York 11378 and its telephone number is (718) 326-7000. After the consummation of this Offering, the Company intends to move its principal executive offices to 76 Mall Drive, Commack, Long Island, New York 11725. Its telephone number at such location is
(516) 864-8800. The Company's home page address on the Internet is www.purowater.com.

                                  THE OFFERING

Common Stock offered.........................  1,350,000 shares

Common Stock outstanding prior to this
 Offering....................................  2,126,789 shares(1)

Common Stock to be outstanding after this
 Offering....................................  3,476,789 shares(1)

Use of proceeds..............................  Repayment of certain outstanding indebtedness, and working capital. See "Use
                                               of Proceeds."

Proposed American Stock Exchange symbol......  HHO

------------------------

(1) Includes 56,860 shares of Common Stock issued upon the exercise of warrants on October 1, 1996 for consideration of $1,000. Does not include (i) 400,000 shares of Common Stock reserved for issuance pursuant to the Company's Stock Option Plan (none of which options have been granted to date; however, the Company has committed to grant options to purchase 88,167 shares of Common Stock at an exercise price equal to the initial public offering price per share of the Shares offered hereby less underwriting discounts and commissions pursuant to the Stock Option Plan to two employees of the Company upon consummation of this Offering), (ii) an aggregate of 123,210 shares of Common Stock reserved for issuance upon the exercise of outstanding options at an exercise price equal to the initial public offering price per share of the Shares offered hereby less underwriting discounts and commissions, and (iii) shares of Common Stock in an amount equal to the outstanding principal amount of a convertible note ($265,707.08 as of February 1, 1997, which amount is reduced by $1,428.58 per month) divided by the initial public offering price per share of the Shares offered hereby, less underwriting discounts and commissions, reserved for issuance upon conversion of such note.

                         SUMMARY FINANCIAL INFORMATION

    The summary financial information presented below for the period from inception (February 1, 1994) through December 31, 1994 and as of and for the year ended December 31, 1995 has been derived from financial statements which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this Prospectus. The summary financial information for the nine months ended September 30, 1995 and as of and for the nine months ended September 30, 1996 has been derived from unaudited financial statements which have been prepared on the same basis as the audited financial statements and, in the opinion of management, includes all adjustments of a normal recurring nature necessary for the fair presentation of the information shown therein. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the full fiscal year. The information set forth below should be read in conjunction with the Company's financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                       PERIOD FROM                      NINE MONTHS ENDED
                                                                        INCEPTION           YEAR
                                                                   (FEBRUARY 1, 1994)       ENDED         SEPTEMBER 30,
                                                                         THROUGH        DECEMBER 31,   --------------------
                                                                    DECEMBER 31, 1994       1995         1995       1996
                                                                   -------------------  -------------  ---------  ---------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue:
    Bottled water sales and other revenue........................       $   2,918         $   4,175    $   3,121  $   6,384
    Rental revenue...............................................           1,136             1,326          992      1,684
                                                                           ------            ------    ---------  ---------
      Total revenue..............................................           4,054             5,501        4,113      8,068
                                                                           ------            ------    ---------  ---------
  Costs and expenses:
    Costs of goods sold (excluding depreciation).................           1,147             1,616        1,263      2,293
    Operating expenses (excluding depreciation and
     amortization)...............................................           1,197             1,306        1,014      1,523
    General and administrative expenses..........................             948             1,309          917      1,892
                                                                           ------            ------    ---------  ---------
      Total costs and expenses...................................           3,292             4,231        3,194      5,708
                                                                           ------            ------    ---------  ---------
 Depreciation and amortization:
    Cost of goods sold...........................................             106               237          130        337
    Operating expenses...........................................             113               214          149        422
                                                                           ------            ------    ---------  ---------
      Total depreciation and amortization........................             219               451          279        759
                                                                           ------            ------    ---------  ---------
 Income from operations..........................................             543               819          640      1,601
                                                                           ------            ------    ---------  ---------
 Other income (expense):
    Interest expense.............................................            (130)             (303)        (221)      (541)
    Other income (expense).......................................              47               119          108         (5)
    Plant relocation charges (1).................................              --                --           --       (250)
                                                                           ------            ------    ---------  ---------
      Total other expense........................................             (83)             (184)        (113)      (796)
                                                                           ------            ------    ---------  ---------
 Income before provision for income taxes........................             460               635          527        805
 Provision for income taxes......................................             204               231          190        290
                                                                           ------            ------    ---------  ---------
 Net income......................................................       $     256         $     404    $     337  $     515
                                                                           ------            ------    ---------  ---------
                                                                           ------            ------    ---------  ---------
 Earnings per share (2)..........................................       $    0.14         $    0.21    $    0.18  $    0.23
                                                                           ------            ------    ---------  ---------
                                                                           ------            ------    ---------  ---------
 Weighted average common shares outstanding (2)..................           1,843             1,928        1,843      2,238
                                                                           ------            ------    ---------  ---------
                                                                           ------            ------    ---------  ---------
 Pro forma net income (3)........................................                         $       7
                                                                                             ------
                                                                                             ------
 Pro forma earnings per share....................................                         $    0.00
                                                                                             ------
                                                                                             ------
 Pro forma weighted average common shares outstanding............                             1,928
                                                                                             ------
                                                                                             ------

                                                                         DECEMBER 31, 1995      SEPTEMBER 30, 1996
                                                                        -------------------  -------------------------
                                                                              ACTUAL          ACTUAL    AS ADJUSTED(4)
                                                                        -------------------  ---------  --------------
                                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash................................................................       $     689       $     326    $    1,326
  Working capital (deficit)...........................................           1,049            (248)        1,530
  Total assets........................................................           8,350          17,253        18,253
  Long-term debt......................................................           2,505           7,688         2,966
  Total stockholders' equity..........................................           3,515           4,530        11,030

--------------------------

(1) Represents non-recurring charges of $250,000 related to the closing of two of the Company's bottling plants and the relocation of such production facilities to the Company's Commack, Long Island, New York and East Orange, New Jersey facilities.

(2) See Notes 2 and 13 of Notes to Financial Statements appearing elsewhere herein.

(3) The pro forma statement of operations data for the year ended December 31, 1995 gives effect to the purchase of Electrified as if it had occurred as of January 1, 1995. The effects of this transaction are set forth below.

     (i) Reflects the increase of intangible assets as a result of the purchase and an increase in the corresponding amortization expense of $272,000 for the year ended December 31, 1995.

    (ii) Reflects the increase in interest expense of $342,000 as a result of the issuance of notes payable to the sellers of Electrified.

    (iii) Income taxes have been decreased by $614,000 to reflect the adjustments described in (i) and (ii) above.

(4) Adjusted to give effect to the sale by the Company of 1,350,000 shares of Common Stock offered hereby at an assumed initial public offering price of $6.00 per share and the initial application of the net proceeds therefrom. See "Use of Proceeds".

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY THOSE PERSONS WHO ARE ABLE TO AFFORD A LOSS OF THEIR ENTIRE INVESTMENT. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OFFERED HEREBY.

    RISK ASSOCIATED WITH GROWTH STRATEGY AND RAPID EXPANSION. Implementation of the Company's proposed expansion will be substantially dependent on, among other things, the Company's ability to hire and retain skilled management, financial, marketing and other personnel, and successfully manage growth (including monitoring operations, controlling costs and maintaining effective quality and inventory controls). The Company's growth strategy and plans are subject to change as a result of a number of factors, including progress or delays in the Company's marketing efforts, changes in market conditions and competitive factors. There can be no assurance that the Company will be able to successfully implement its business strategy or otherwise expand its operations. See "Use of Proceeds."

    DEPENDENCE ON OFFERING PROCEEDS TO FINANCE EXPANSION; NEED FOR ADDITIONAL FINANCING. The Company is dependent on the proceeds of this Offering or other financing to implement its proposed expansion. The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including the costs associated with its proposed expansion), that the net proceeds of this Offering and cash generated from operations will be sufficient to satisfy its anticipated cash requirements for at least 12 months following the consummation of this Offering. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or the proceeds of this Offering prove to be insufficient to fund the Company's operations (due to unanticipated expenses, delays, problems, difficulties or otherwise), the Company would be required to seek additional financing sooner than anticipated. The Company may determine, depending upon the opportunities available to it, to seek additional debt or equity financing to fund the cost of continuing expansion. To the extent that the Company incurs indebtedness or issues debt securities, the Company will be subject to risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. The Company has no current arrangements with respect to, or sources of, additional financing. There can be no assurance that additional financing will be available to the Company on commercially reasonable terms or at all. If the Company is unable to obtain additional financing, its current plans for expansion could be materially adversely affected. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    CONSEQUENCES OF FAILURE TO COMPLY WITH GOVERNMENTAL REGULATION. The Company's water bottling plants and water coolers are subject to the jurisdiction of the Federal Food and Drug Administration (FDA) and various state and local health and other regulatory agencies which regulate the quality of drinking water and other products. The Company believes that it is in compliance with all applicable laws and regulations and has all required licenses to conduct its business. However, no assurances can be given that current laws or regulations applicable to the Company's business will not change. Any such new laws or regulations or the Company's expansion into new geographic areas could subject the Company to substantial costs in order to comply with such applicable laws or regulations. Any failure by the Company to comply with any new or existing laws or regulations could subject the Company to substantial penalties. See "Business -- Regulation."

    COMPETITION. The Company competes with numerous well-established companies which distribute drinking water sold off the shelf at retail (primarily supermarket) locations. Many of the Company's competitors have achieved significant national, regional and local brand name and product recognition and additional competitors have sought to enter the drinking water market.

    In recent years, several companies have introduced drinking water products positioned to capitalize on the growing consumer preference for purified and aesthetically pleasing water. It can be expected that the

Company will be subject to increasing competition from companies whose products or marketing strategies address these consumer preferences. Some of the Company's competitors and potential competitors possess substantially greater financial, personnel, marketing and other resources than the Company and have established reputations for success in the sale of purified water products. See "Business--Competition."

    DEPENDENCE ON KEY PERSONNEL; ATTRACTION AND RETENTION OF KEY PERSONNEL. The Company is dependent to a great extent, on the experience, abilities and continued services of Mr. West and Mr. Levy, the Company's President and Chief Executive Officer, respectively. While the Company's management has substantial experience in the bottled water distribution business, no assurances can be given that such prior experience will assure the Company's success. Each of Messrs. West and Levy has entered into a five year employment agreement with the Company, each of which employment agreement contains confidentiality and non-competition provisions. The Company has key-person life insurance policies on the lives of Messrs. West and Levy in the amount of $500,000 per person. Prior to consumation of this Offering, the Company will have key-person life insurance policies on the lives of Messrs. West and Levy in the amount of $1,000,000 per person. The loss of the services of Messrs. West or Levy could have a material adverse effect on the Company. The Company's success also depends upon its ability to attract and retain other qualified personnel. There can be no assurances that the Company will be able to attract and retain qualified personnel. See "Management."

    CONTROL BY PRINCIPAL STOCKHOLDERS. Upon completion of this Offering, the Company's directors and officers will beneficially own approximately 63% of the Company's outstanding shares of Common Stock. These persons will be able to control actions requiring the consent of stockholders, such as the election of directors. See "Security Ownership of Management and Others" and "Description of Securities."

    FAILURE TO CONSUMMATE POSSIBLE ACQUISITIONS. It is currently anticipated that a portion of the Company's future growth will result from acquisitions of other similar or complementary businesses, although no such acquisitions are currently pending. There can be no assurance that suitable acquisition opportunities will be available or that the Company will be able to consummate acquisition transactions on satisfactory terms. In addition, there can be no assurance that the Company will be able to integrate or manage successfuly other acquired businesses.

    USE OF PROCEEDS TO REPAY INDEBTEDNESS. The Company intends to use approximately $5,500,000 or approximately 85% of the net proceeds from this Offering to repay indebtedness incurred in recent acquisitions.

    POTENTIAL LIABILITY; INSURANCE. The Company is engaged in a business which could expose it to possible liability claims from others, including personal injury claims. The Company maintains a general liability insurance policy that is subject to a $1,000,000 per occurrence limit with a $2,000,000 aggregate limit and a $4,000,000 umbrella liability policy. There can be no assurance, however, that the Company's insurance will be sufficient to cover potential claims or that an adequate level of coverage will be available in the future at a reasonable cost. A partially insured or completely uninsured successful claim against the Company could have a material adverse effect on the Company. See "Business -- Product Liability and Insurance."

    IMMEDIATE AND SUBSTANTIAL DILUTION; PURCHASE OF COMMON STOCK BY INSIDERS AT BELOW OFFERING PRICE. The shares of Common Stock held by the Company's current stockholders were purchased for prices significantly lower than the initial public offering price. Based on an assumed initial public offering price of $6.00 per share, a purchaser in this Offering will experience immediate and substantial dilution of approximately 84% or $5.03 per share. See "Dilution."

    NO DIVIDENDS. The Company has never paid a cash dividend on its Common Stock and does not intend to pay any cash dividends to its stockholders in the foreseeable future. The Company currently intends to reinvest earnings, if any, in the development and expansion of its business. See "Dividend Policy."

    NO ASSURANCE OF PUBLIC MARKET; DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF MARKET. Prior to this Offering, there has been no public trading market for the Common Stock. Consequently, the initial public offering price of the Common Stock has been determined by negotiations between the Company and the Underwriters and does not necessarily reflect the Company's book value or other established criteria of valuation. There can be no assurance that a regular trading market for the Common Stock will develop after this Offering or that, if developed, it will be sustained. The market price of the Common Stock following this Offering may be highly volatile as has been the case with the securities of many emerging companies. Factors such as the Company's operating results and announcements by the Company or its competitors may significantly impact the market price of the Company's securities. In addition, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the securities of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. Although the Representatives intend to make a market in the Common Stock, they are not obligated to do so and may cease such market making activities at any time. See "Underwriting."


    POSSIBLE DILUTIVE EFFECT OF OUTSTANDING OPTIONS AND CONVERTIBLE NOTE, COMPANY'S STOCK OPTION PLAN AND REPRESENTATIVES' WARRANTS. As of the date of this Prospectus, (i) options to purchase an aggregate of 123,210 shares of Common Stock are issued and outstanding which are exercisable at the initial public offering price of the Shares offered hereby less underwriting discounts and commissions, and (ii) a convertible note convertible into shares of Common Stock in an amount equal to the outstanding principal amount of such note ($265,707.08 as of February 1, 1997, which amount is reduced by $1,428.58 per month) divided by the initial public offering price per share of the Shares offered hereby less underwriting discounts and commissions is issued and outstanding. In addition, while no options are presently issued and outstanding under the Company's Stock Option Plan, the Company may from time to time issue options under the Stock Option Plan to purchase up to 400,000 shares of Common Stock. The Company has committed to grant options to purchase 88,167 shares of Common Stock at an exercise price equal to the initial public offering price of the Shares offered hereby less underwriting discounts and commissions pursuant to the Stock Option Plan to two employees of the Company upon consummation of this Offering. In connection with this Offering, the Company will issue and sell to the Representatives for nominal consideration Warrants which entitle the Representatives to purchase an aggregate of 135,000 shares of Common Stock. The Representatives' Warrants will be exercisable, commencing one year and ending five years after the date of this Prospectus, at an exercise price of 140% of the initial public offering price per share of the Shares offered hereby. The holders of the options and a convertible note presently outstanding, holders of any subsequently issued options, warrants or other convertible securities of the Company, as well as the Representatives will have the opportunity to profit from a rise in the market price of the Company's Common Stock without assuming the risk of ownership. The sale of Common Stock or other securities held by or issuable to any such holders, or merely the potential of such sales, could have an adverse effect on the market price of the Company's Common Stock. The Company may find it more difficult to raise additional equity capital, if it should be needed for the business of the Company, while any of such securities are outstanding. At any time when the holders thereof might be expected to convert or exercise them, the Company would probably be able to obtain additional equity capital on terms more favorable than those provided by such securities. To the extent that any such securities are converted or exercised, as the case may be, the percentage of ownership interest of the Company's stockholders will be diluted. See "Dilution" and "Management--1996 Stock Option Plan."


    SHARES ELIGIBLE FOR FUTURE SALE. The 2,126,789 shares of Common Stock outstanding immediately prior to this Offering are "restricted securities" within the meaning of the Act and, generally, may be sold only in compliance with Rule 144 under the Act. In addition, all of the 2,126,789 shares are subject to lockup restrictions described below. Of such restricted securities, 2,069,929 may be sold pursuant to Rule 144 upon the expiration of the lockup restrictions described below and 56,860 may be sold pursuant to Rule 144 on October 1, 1998. Under Rule 144, a person who has held restricted securities for a period to two years may sell a limited number of such securities into the public market without registration of such securities under the Act. Rule 144 also permits, under certain circumstances, persons who are not affiliates of the Company to sell their restricted securities without quantity limitations once they have satisfied Rule 144(k)'s three-year holding period. In addition, the Securities and Exchange Commission (the "Commission") has proposed revisions to Rule 144 and Rule 144(k), the effect of which would be to shorten the holding period under Rule 144 from two years to one year and to shorten the holding period under Rule 144(k) from three years to two years. Sales made pursuant to Rule 144 by the Company's existing stockholders may have a depressive effect on the price of the shares of Common Stock in the public market, should a public market for the shares develop. Such sales could also adversely affect the Company's ability to raise capital at that time through the sale of its equity securities. All of the Company's officers, directors and stockholders have agreed not to sell, assign or transfer any of their shares of Common Stock for a period of eighteen
(18) months from the consummation of this Offering without the Representatives' prior written consent. The holders of all of the 2,126,789 shares of "restricted securities" have certain registration rights with respect to such shares. All such holders have waived such registration rights for a period of eighteen months from the consummation of this Offering. The holders of the Representatives' Warrants will have certain registration rights with respect to the Common Stock underlying such warrants, commencing one year after the effective date of this Offering. See "Shares Eligible for Future Sale."


    FORWARD LOOKING STATEMENTS. This Prospectus contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the Shares offered hereby at an assumed initial public offering price of $6.00 per share, after deducting underwriting discounts and expenses payable by the Company, are estimated to be $6,500,000 ($7,557,050 if the Underwriters' over-allotment option is exercised in full).

    The Company presently intends to use the net proceeds as follows:

                                                                                        APPROXIMATE   PERCENTAGE OF
APPLICATION OF PROCEEDS                                                                    AMOUNT     NET PROCEEDS
--------------------------------------------------------------------------------------  ------------  -------------
Repayment of seller's notes(1)........................................................  $  3,500,000           54%
Repayment of outstanding loan(2)......................................................     2,000,000           31
Working capital(3)....................................................................     1,000,000           15
                                                                                        ------------        -----
      Total...........................................................................  $  6,500,000          100%
                                                                                        ------------        -----
                                                                                        ------------        -----

------------------------

(1) Reflects repayment in full of indebtedness incurred in connection with the acquisition by the Company of certain assets of Electrified. The notes evidencing the indebtedness were originally issued in January 1996. The notes bear interest at the prime rate, interest payments only due through February 1997, and then equal monthly installments of principal and interest from March 1997 through February 2000.

(2) Reflects repayment of a note payable to European American Bank having an outstanding principal amount of $2,000,000 bearing interest at an annual rate of prime plus .25%, due in monthly installments of interest only through May 31, 1997 at which time the principal plus any accrued and unpaid interest is due in full. The proceeds of this note were used for acquisition financing.

(3) The Company may seek to utilize funds allocated to working capital for business acquisitions. Although the Company has no current plan to acquire any other business, the Company may seek to acquire, where feasible, companies whose businesses are compatible with those of the Company. The Company does not currently have any agreements, commitments or arrangements with respect to any proposed acquisitions, and no assurance can be given that any acquisition opportunity will be consummated in the future.

    The allocation of the net proceeds of this Offering set forth above represents the Company's best estimate based upon its present plans and certain assumptions regarding general economic and industry conditions and the Company's future revenue and expenditures. The Company reserves the right to reallocate these proceeds within the above-mentioned categories or to other purposes if management believes it is in the Company's best interest because of any unpredictable factors.

    Any additional net proceeds realized from the exercise of the Underwriters' over-allotment option (up to $1,057,050) will be added to the Company's working capital.

    Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds and interest-bearing savings and management accounts.

                                DIVIDEND POLICY

    The Company has not declared or paid any cash dividends on the Common Stock. The Company currently intends to reinvest earnings, if any, to finance the development and expansion of its business and does not intend to declare or pay any cash dividends in the foreseeable future.

                                    DILUTION

    The net tangible book value (deficit) of the Company at September 30, 1996 was $(3,114,759) or $(1.46) per share of Common Stock based on the 2,126,789 shares of Common Stock outstanding. Net tangible book value per share represents the amount of the Company's total tangible assets less the Company's total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the receipt and initial application of net proceeds (estimated to be approximately $6,500,000) from the sale of the Shares offered hereby at an assumed initial public offering price of $6.00 per share, the pro forma net tangible book value of the Company at September 30, 1996 would have been $3,386,241 or $.97 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $2.43 per share to existing stockholders and an immediate, substantial dilution of approximately 84% or $5.03 per share to purchasers of Common Stock offered hereby. The following table illustrates the per share dilution:

Assumed initial public offering price per share......................             $    6.00
  Net tangible book value (deficit) per share at September 30,
   1996..............................................................  $   (1.46)
  Increase per share attributable to new investors...................       2.43
                                                                       ---------
Pro forma net tangible book value per share after this Offering......                   .97
                                                                                  ---------
Dilution per share to new investors..................................             $    5.03
                                                                                  ---------
                                                                                  ---------

    The following table, calculated on the same basis as above, sets forth, with respect to current stockholders and new investors, a comparison of the number of shares of Common Stock acquired from the Company, the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share.

                                                             SHARES PURCHASED         TOTAL CONSIDERATION        AVERAGE
                                                          -----------------------  --------------------------   PRICE PER
                                                            NUMBER      PERCENT       AMOUNT        PERCENT       SHARE
                                                          ----------  -----------  -------------  -----------  -----------
Current stockholders (1)................................   2,126,789          61%  $   3,356,114          29%   $    1.58
New investors...........................................   1,350,000          39       8,100,000          71    $    6.00
                                                          ----------         ---   -------------         ---
                                                           3,476,789         100%  $  11,456,114         100%
                                                          ----------         ---   -------------         ---
                                                          ----------         ---   -------------         ---

------------------------


(1) Includes 56,860 shares of Common Stock issued upon the exercise of warrants on October 1, 1996 for consideration of $1,000. Does not include (i) 400,000 shares of Common Stock reserved for issuance pursuant to the Company's Stock Option Plan (none of which options have been granted to date; however, the Company has committed to grant options to purchase 88,167 shares of Common Stock at an exercise price equal to the initial public offering price per share of the Shares offered hereby less underwriting discounts and commissions pursuant to the Stock Option Plan to two employees of the Company upon consummation of this Offering), (ii) an aggregate of 123,210 shares of Common Stock reserved for issuance upon the exercise of outstanding options at an exercise price equal to the initial public offering price per share of the Shares offered hereby less underwriting discounts and commissions, and (iii) shares of Common Stock in an amount equal to the outstanding principal amount of a convertible note ($265,707.08 as of February 1, 1997, which amount is reduced by $1,428.58 per month) divided by the initial public offering price per share of the Shares offered hereby, less underwriting discounts and commissions, reserved for issuance upon conversion of such note.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at September 30, 1996, and as adjusted to reflect the issuance and sale by the Company of the Shares offered hereby at an assumed initial public offering price of $6.00 per share and the initial application of the net proceeds therefrom. This table should be read in conjunction with the Company's financial statements and pro forma unaudited financial statements of operations and the notes thereto included elsewhere in this Prospectus.

                                                                                          SEPTEMBER 30, 1996
                                                                                     ----------------------------
                                                                                        ACTUAL       AS ADJUSTED
                                                                                     -------------  -------------
Total long-term debt (less current portion)(1).....................................  $   7,687,589  $   3,200,096
                                                                                     -------------  -------------
Stockholders' equity:
  Common stock, $.0063 par value; 10,000,000 shares authorized; 2,069,929; issued
   and outstanding and 3,476,789, as adjusted, respectively (2);...................         13,041         21,904
  Additional paid-in capital.......................................................      3,342,073      9,834,210
  Retained earnings................................................................      1,174,517      1,174,517
                                                                                     -------------  -------------
      Total stockholders' equity...................................................      4,529,631     11,030,631
                                                                                     -------------  -------------
        Total capitalization.......................................................  $  12,217,220  $  14,230,727
                                                                                     -------------  -------------
                                                                                     -------------  -------------

------------------------

(1) See Notes 7 and 10 to the Financial Statements included elsewhere herein for information regarding the Company's long-term debt and other long-term obligations.


(2) Includes 56,860 shares of Common Stock issued upon the exercise of warrants on October 1, 1996 for consideration of $1,000. Does not include (i) 400,000 shares of Common Stock reserved for issuance pursuant to the Company's Stock Option Plan (none of which options have been granted to date; however, the Company has committed to grant options to purchase 88,167 shares of Common Stock at an exercise price equal to the initial public offering price per share of the Shares offered hereby less underwriting discounts and commissions pursuant to the Stock Option Plan to two employees of the Company upon consummation of this Offering), (ii) an aggregate of 123,210 shares of Common Stock reserved for issuance upon the exercise of outstanding options at an exercise price equal to the initial public offering price per share of the Shares offered hereby less underwriting discounts and commissions, and (iii) shares of Common Stock in an amount equal to the outstanding principal amount of a convertible note ($265,707.08 as of February 1, 1997, which amount is reduced by $1,428.58 per month) divided by the initial public offering price per share of the Shares offered hereby, less underwriting discounts and commissions, reserved for issuance upon conversion of such note.

                        PRO FORMA FINANCIAL INFORMATION

    The unaudited pro forma financial information set forth below for the year ended December 31, 1995, gives effect to the acquisition of Electrified as though acquired on January 1, 1995. The pro forma statement of operations information also reflects (a) the increase in amortization expense as a result of the increase of intangible assets from the acquisition for the year ended December 31, 1995 and (b) the increase in interest expense for the year ended December 31, 1995 resulting from the issuance of notes payable to the sellers in connection with the Electrified transaction. The pro forma financial information is not necessarily indicative of what the Company's results of operations would have been had such transaction occurred at the beginning of the period. The pro forma financial information below should be read in conjunction with the audited financial statements of the Company and the notes thereto contained elsewhere in this Prospectus. Pro forma results of operations of the Company for the nine months ended September 30, 1996 are not provided as the Company's actual results of operations for the nine months ended September 30, 1996 include the results of operations of Electrified for the period from February 1, 1996 to September 30, 1996. The acquisition of Electrified was consummated on January 31, 1996. Electrified's results of operations for the one month ended January 31, 1996 were not material to the Company's overall results of operations.

                                                                          YEAR ENDED DECEMBER 31, 1995
                                                      ---------------------------------------------------------------------
                                                                                                                PRO FORMA
                                                          PURO      ELECTRIFIED   COMBINED    ADJUSTMENTS(1)     COMBINED
                                                      ------------  -----------  -----------  ---------------  ------------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Bottled water sales and other revenue.............  $      4,175   $   4,425    $   8,600      $  --         $      8,600
  Rental revenue....................................         1,326         733        2,059         --                2,059
                                                      ------------  -----------  -----------         -----     ------------
    Total revenue...................................         5,501       5,158       10,659         --               10,659
                                                      ------------  -----------  -----------                   ------------

Costs and expenses:
  Cost of goods sold (excluding depreciation).......         1,616       2,615        4,231         --                4,231
  Operating expenses (excluding depreciation and
   amortization)....................................         1,306       1,479        2,785         --                2,785
  General and administrative expenses...............         1,309         883        2,192         --                2,192
                                                      ------------  -----------  -----------         -----     ------------
    Total costs and expenses........................         4,231       4,977        9,208         --                9,208
                                                      ------------  -----------  -----------         -----     ------------
Depreciation and amortization.......................           451         447          898            272            1,170
                                                      ------------  -----------  -----------         -----     ------------
Income (loss) from operations.......................           819        (266)         553           (272)             281
                                                      ------------  -----------  -----------         -----     ------------
Other income (expense):

  Interest expense..................................          (303)        (53)        (356)          (342)            (698)
  Other income (expense)............................           119         310          429         --                  429
  Plant relocation charges..........................       --           --           --             --              --
                                                      ------------  -----------  -----------         -----     ------------
    Total other income (expense)....................          (184)        257           73           (342)            (269)
                                                      ------------  -----------  -----------         -----     ------------
Income (loss) before provision for income taxes.....           635          (9)         626           (614)              12
Provision for income taxes..........................           231           9          240            235                5
                                                      ------------  -----------  -----------         -----     ------------
Net income (loss)...................................  $        404   $     (18)   $     386      $    (379)    $          7
                                                      ------------  -----------  -----------         -----     ------------
                                                      ------------  -----------  -----------         -----     ------------
Earnings per share(2)...............................  $       0.21                                             $       0.00
                                                      ------------                                             ------------
                                                      ------------                                             ------------
Weighted average common shares outstanding(2).......         1,928                                                    1,928
                                                      ------------                                             ------------
                                                      ------------                                             ------------

------------------------

(1) The pro forma statement of operations data for the year ended December 31, 1995 gives effect to the purchase of Electrified as if it had occurred as of January 1, 1995. The effects of this transaction are set forth below.

     (i) Reflects the increase of intangible assets as a result of the purchase and an increase in the corresponding amortization expense of $272,000 for the year ended December 31, 1995.

     (ii) Reflects the increase in interest expense of $342,000 as a result of the issuance of notes payable to the sellers of Electrified.

    (iii) Income taxes have been decreased by $614,000 to reflect the adjustments described in (i) and (ii) above.

(2) See Notes 2 and 13 of Notes to Financial Statements appearing elsewhere herein.

                            SELECTED FINANCIAL DATA

    The selected financial data presented below for the period from inception (February 1, 1994) through December 31, 1994 and as of and for the year ended December 31, 1995 have been derived from financial statements which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this Prospectus. The selected financial data for the nine months ended September 30, 1995 and as of and for the nine months ended September 30, 1996 has been derived from unaudited financial statements which have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments of a normal recurring nature necessary for a fair presentation of the information shown therein. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the full fiscal year. The data set forth below should be read in conjunction with the Company's financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                  PERIOD FROM
                                                                   INCEPTION
                                                                 (FEBRUARY 1,                     NINE MONTHS ENDED
                                                                 1994) THROUGH   YEAR ENDED         SEPTEMBER 30,
                                                                 DECEMBER 31,   DECEMBER 31,   ------------------------
                                                                     1994           1995          1995         1996
                                                                 -------------  -------------  -----------  -----------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue:
    Bottled water sales and other revenue:.....................    $   2,918      $   4,175     $   3,121    $   6,384
    Rental revenue.............................................        1,136          1,326           992        1,684
                                                                      ------         ------    -----------  -----------
        Total revenue..........................................        4,054          5,501         4,113        8,068
                                                                      ------         ------    -----------  -----------
  Costs and expenses:
    Cost of goods sold (excluding depreciation)................        1,147          1,616         1,263        2,293
    Operating expenses (excluding depreciation and
     amortization).............................................        1,197          1,306         1,014        1,523
    General and administrative expenses........................          948          1,309           917        1,892
                                                                      ------         ------    -----------  -----------
        Total costs and expenses...............................        3,292          4,231         3,194        5,708
                                                                      ------         ------    -----------  -----------
  Depreciation and amortization:
    Cost of goods sold.........................................          106            237           130          337
    Operating expenses.........................................          113            214           149          422
                                                                      ------         ------    -----------  -----------
        Total depreciation and amortization....................          219            451           279          759
                                                                      ------         ------    -----------  -----------
  Income from operations.......................................          543            819           640        1,601
                                                                      ------         ------    -----------  -----------
  Other income (expense):
    Interest expense...........................................         (130)          (303)         (221)        (541)
    Other income (expense).....................................           47            119           108           (5)
    Plant relocation charges (1)...............................       --             --            --             (250)
                                                                      ------         ------    -----------  -----------
        Total other expense....................................          (83)          (184)         (113)        (796)
                                                                      ------         ------    -----------  -----------
  Income before provision for income taxes.....................          460            635           527          805
  Provision for income taxes...................................          204            231           190          290
                                                                      ------         ------    -----------  -----------
  Net income...................................................    $     256      $     404     $     337    $     515
                                                                      ------         ------    -----------  -----------
                                                                      ------         ------    -----------  -----------
  Earnings per share(2)........................................    $    0.14      $    0.21     $    0.18    $    0.23
                                                                      ------         ------    -----------  -----------
                                                                      ------         ------    -----------  -----------
  Weighted average common shares outstanding(2)................        1,843          1,928         1,843        2,238
                                                                      ------         ------    -----------  -----------
                                                                      ------         ------    -----------  -----------
  Pro forma net income(3)......................................                   $       7
                                                                                     ------
                                                                                     ------
  Pro forma earnings per share.................................                   $    0.00
                                                                                     ------
                                                                                     ------
  Pro forma weighted average common shares outstanding.........                       1,928
                                                                                     ------
                                                                                     ------

                                                                DECEMBER 31, 1995     SEPTEMBER 30, 1996
                                                                -----------------  -------------------------
                                                                     ACTUAL         ACTUAL    AS ADJUSTED(4)
                                                                -----------------  ---------  --------------
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash........................................................      $     689      $     326    $    1,326
  Working capital (deficit)...................................          1,049           (248)        1,530
  Total assets................................................          8,350         17,253        18,253
  Long-term debt..............................................          2,505          7,688         2,966
  Total stockholders' equity..................................          3,515          4,530        11,030

------------------------

(1) Represents non-recurring charges of $250,000 related to the closing of two of the Company's bottling plants and the relocation of such production facilities to the Company's Commack, Long Island, New York and East Orange, New Jersey facilities.

(2) See Notes 2 and 13 of Notes to Financial Statements appearing elsewhere herein.

(3) The pro forma statement of operations data for the year ended December 31, 1995 gives effect to the purchase of Electrified as if it had occurred as of January 1, 1995. The effects of this transaction are set forth below.

    (i) Reflects the increase of intangible assets as a result of the purchase and an increase in the corresponding amortization expense of $272,000 for the year ended December 31, 1995.

    (ii) Reflects the increase in interest expense of $342,000 as a result of the issuance of notes payable to the sellers of Electrified.

    (iii) Income taxes have been decreased by $614,000 to reflect the adjustments described in (i) and (ii) above.

(4) Adjusted to give effect to the sale by the Company of the 1,350,000 shares of Common Stock offered hereby at an assumed initial public offering price of $6.00 per share and the initial application of the net proceeds therefrom. See "Use of Proceeds."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analylsis should be read in conjunction with the Company's financial statements and the notes thereto included elsewhere in this Prospectus.

GENERAL BACKGROUND

    The Company is a leading bottler and distributor of spring and purified drinking water, serving commercial and residential users in the metropolitan New York area. The Company also rents and services water coolers, filtration systems, and plumbed-in fountains located in businesses, factories, and homes in the metropolitan New York area.

    The Company was formed in January 1994 and represents the acquisition of LSL Hydro Corp. and Puro Corporation of America. Subsequently, the Company has acquired eight additional distributors of high quality drinking water in the New York City, New Jersey and Long Island markets. Since 1994, the Company has grown from approximately 5,000 water customers to in excess of 25,000.

OVERVIEW

    The Company's strategy is to capitalize on the growing demand for high quality drinking water through the expansion of its existing customer base and through the acquisition of regional water bottlers and distributors in targeted geographic markets. The Company's acquisition of Electrified's modern high-speed production facility enables it to absorb new bottling demand without a commensurate increase in production costs. Similarly, the new bottling facility in Commack, Long Island, New York can absorb additional volume with minimum incremental cost. In addition, management continually seeks to grow revenues by increasing route density through the acquisition and consolidation of new routes within its existing route structure, thereby minimizing distribution and administration costs. The continued consolidation of production and distribution capabilities is a key component of the Company's operating plans, both within its current markets and any additional markets it may enter.

RESULTS OF OPERATIONS

    The Company derives its revenues from two major sources: bottled water sales and the rental and service of water coolers, filtration systems and plumbed-in fountains. While most other bottled water companies sell only pre-packaged bottled water, the Company also rents water treatment equipment which processes and dispenses drinking water at the point of use enabling the consumer to enjoy quality drinking water with reduced contaminants.

    Additionally, in contrast to most other water treatment dealers and distributors that have historically sold their water treatment equipment outright, the Company creates long-term relationships with its own customers by renting or placing the equipment under lease/service agreements. These agreements result in revenue streams which provide the Company with a base of recurring revenue.

The following table sets forth, for the periods indicated, the percentage relationship to total revenues of certain items included in the Company's Statement of Operations.

                                                                                                             NINE MONTHS ENDED
                                                                PERIOD FROM INCEPTION                          SEPTEMBER 30,
                                                                 (FEBRUARY 1, 1994)         YEAR ENDED      --------------------
                                                              THROUGH DECEMBER 31, 1994  DECEMBER 31, 1995    1995       1996
                                                              -------------------------  -----------------  ---------  ---------
Revenue:
  Bottled water sales and other revenue.....................               72.0                   75.9           75.9       79.1
  Rental revenue............................................               28.0                   24.1           24.1       20.9
                                                                         ------                 ------      ---------  ---------
    Total revenue...........................................              100.0%                 100.0%         100.0%     100.0%
                                                                         ------                 ------      ---------  ---------
Costs and expenses:
  Cost of goods sold (excluding depreciation)...............               28.3                   29.4           30.7       28.4
  Operating expenses (excluding depreciation and
    amortization)...........................................               29.5                   23.7           24.7       18.9
  General and administrative expenses.......................               23.4                   23.8           22.3       23.5(1)
                                                                         ------                 ------      ---------  ---------
    Total costs and expenses................................               81.2                   76.9           77.7       70.8
                                                                         ------                 ------      ---------  ---------
Depreciation and amortization:
  Cost of goods sold........................................                2.6                    4.3            3.2        4.2
  Operating expenses........................................                2.8                    3.9            3.6        5.2
                                                                         ------                 ------      ---------  ---------
    Total depreciation and amortization.....................                5.4                    8.2            6.8        9.4
                                                                         ------                 ------      ---------  ---------
Income from operations......................................               13.4                   14.9           15.5       19.8
Other income (expense):
  Interest expense..........................................               (3.2)                  (5.5)          (5.4)      (6.7)
  Other income (expense)....................................                1.1                    2.2            2.6       (0.1)
  Plant relocation charges(2)...............................                0.0                    0.0            0.0       (3.1)
                                                                         ------                 ------      ---------  ---------
    Total other expense.....................................               (2.1)                  (3.3)          (2.8)      (9.9)
                                                                         ------                 ------      ---------  ---------
Income before provision for income taxes....................               11.3                   11.6           12.7        9.9
Provision for income taxes..................................                5.0                    4.2            4.6        3.6
                                                                         ------                 ------      ---------  ---------
Net income..................................................                6.3%                   7.4%           8.1%       6.3%
                                                                         ------                 ------      ---------  ---------
                                                                         ------                 ------      ---------  ---------

------------------------
(1) Includes certain "non-recurring" expenses totaling $47,000 for the nine months ended September 30, 1996.

(2) Represents non-recurring charges of $250,000 related to the closing of two of the Company's bottling plants and the relocation of such production facilities to the Company's Commack, Long Island, New York and East Orange, New Jersey facilities.

THE PERIOD FROM INCEPTION (FEBRUARY 1, 1994) TO DECEMBER 31, 1994, YEAR ENDED DECEMBER 31, 1995 AND NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

    REVENUES. Revenues in 1995 increased by 34% to $5.5 million from $4.1 million in the period from inception (February 1, 1994) to December 31, 1994. The growth in revenues was attributable to the increase in the number of coolers in operation as well as the acquisition of smaller distributors in the Company's market area. Revenues for the nine months ended September 30, 1996 increased by 98% to $8.1 million from $4.1 for the nine months ended September 30, 1995. This increase in revenues reflects the acquisition of Electrified's operations in East Orange, New Jersey for eight of the nine months and the acquisition of the five-gallon routes from Mountainwood for three months beginning July 1, 1996. Moreover, this increase occurred notwithstanding unusually cold spring and summer seasons in 1996 compared to the heat wave in 1995 and record breaking snow storms in early 1996.

    COST OF GOODS SOLD. Cost of goods sold (excluding depreciation) increased by 45% to $1.6 million in 1995 from $1.1 million in the period from inception (February 1, 1994) to December 31, 1994. Cost of goods sold (excluding depreciation) increased as a percentage of revenues to 29.4% in 1995 from 28.3% in the period from inception (February 1, 1994) to December 31, 1994. This increase is reflective of the trend to a higher percentage of natural spring water sold compared to processed drinking water. Although cost of goods sold (excluding depreciation) for the nine months ended September 30, 1996 increased by 77% to $2.3 million from $1.3 million for the nine months ended September 30, 1995, cost of goods sold (excluding depreciation) as a percentage of revenues for the nine months ended September 30, 1996 fell to 28.4% from 30.7% for the same period in 1995. This decrease was the result of the production economies associated with the newly acquired East Orange, New Jersey bottling facility.

    OPERATING EXPENSES. Operating expenses (excluding depreciation and amortization) increased by 8.3% to $1.3 million in 1995 from $1.2 million in the period from inception (February 1, 1994) to December 31, 1994. However, operating expenses (excluding depreciation and amortization) decreased as a percentage of revenues to 23.7% in 1995 from 29.5% in the period from inception (February 1, 1994) to December 31, 1994. This decrease was due to efficiencies achieved in the Company's bottling operations, route delivery, and servicing system -- primarily from the addition of new accounts in existing market areas that did not cause a commensurate increase in the required number of route delivery personnel and field technicians. Operating expenses (excluding depreciation and amortization) increased by 50% to $1.5 million for the nine months ended September 30, 1996, from $1.0 million for the nine months ended September 30, 1995. Due to the acquisition of Electrified's operations for eight of the nine months ended September 30, 1996 and the acquisition of Mountainwood's delivery routes for the three months beginning July 1, 1996, operating expenses (excluding depreciation and amortization) as a percentage of revenues decreased to 18.9% for the nine months ended September 30, 1996 compared to 24.7% for the nine months ended September 30, 1995.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by 44% to $1.3 million in 1995 from $0.9 million in the period from inception (February 1, 1994) to December 31, 1994. General and administrative expenses increased as a percentage of revenues to 23.8% in 1995 from 23.4% in the period from inception (February 1, 1994) to December 31, 1994. This increase was the result of increased insurance costs associated with an increase in the number of the Company's delivery vehicles. General and administrative expenses increased by 111% to $1.9 million in the nine months ended September 30, 1996 from $0.9 million for the same period in 1995. General and administrative expenses increased as a percentage of revenues to 23.5% for the nine months ended September 30, 1996 from 22.3% for the same period in 1995. This increase in general and administrative expenses reflects the addition of occupancy costs of the East Orange, New Jersey and Commack, Long Island, New York facilities.

    TOTAL DEPRECIATION AND AMORTIZATION. Total depreciation and amortization increased by 150% to $0.5 million in 1995 from $0.2 million in the period from inception (February 1, 1994) to December 31, 1994. Total depreciation and amortization increased as a percentage of revenues to 8.2% in 1995 from 5.4% in the period from inception (February 1, 1994) to December 31, 1994. This increase was due primarily to the Company's continued investment in new coolers and route acquisitions. Total depreciation and amortization for the nine month period ended September 30, 1996 increased by 167% to $0.8 million from $0.3 million for the same period in 1995. Total depreciation and amortization increased as a percentage of revenues to 9.4% for the nine months ended September 30, 1996 from 6.8% for the same period in 1995. This increase resulted primarily from the Electrified acquisition, which included a modern high-capacity bottling facility and the opening of a new bottling facility in Commack, Long Island, New York.

    INCOME FROM OPERATIONS. Income from operations increased by 60% to $0.8 million in 1995 from $0.5 million in the period from inception (February 1, 1994) to December 31, 1994. Income from operations increased as a percentage of revenues to 14.9% in 1995 from 13.4% in the period from inception (February 1, 1994) to December 31, 1994. Income from operations for the nine month period ended September 30, 1996 increased by 167% to $1.6 million from $0.6 million for the same period in 1995. Income from operations as a percentage of revenues increased to 19.8% for the nine months ended September 30, 1996 from 15.5% for the same period in 1995. This increase was the result of an increase in sales, the consolidation of production facilities and an improvement in route densities and scheduling.

    INTEREST EXPENSE. Interest expense increased by 200% to $0.3 million in 1995 from $0.1 million in the period from inception (February 1, 1994) to December 31, 1994. Interest expense increased as a percentage of revenues to 5.5% in 1995 from 3.2% in the period from inception (February 1, 1995) to December 31, 1994. This increase was primarily due to increased borrowing in order to fund the Company's expansion. For the nine months ended September 30, 1996, interest expense increased by 150% to $0.5 million from $0.2 million for the same period in 1995. Interest expense increased as a percentage of revenues to 6.7% for the nine months ended September 30, 1996 from 5.4% for the same period in 1995. This increase was due to additional borrowings in connection with certain acquisitions.

    PLANT RELOCATION CHARGES. During the nine months ended September 30, 1996, the Company relocated all bottled water production from its plants in Maspeth, New York, and Port Jefferson, New York, to the Electrified facility in East Orange, New Jersey, and the newly opened bottling plant in Commack, Long Island, New York. The Maspeth and Port Jefferson bottling plants were subsequently closed. Non-recurring plant relocation charges of $0.3 million or 3.1% of revenues for the period ended September 30, 1996 were incurred.

PROVISION FOR INCOME TAXES

    The effective income tax rate was 44% for the year ended December 31, 1994 and 36% for the year ended December 31, 1995. The decrease in the effective tax rate is primarily attributable to the one-time write-off of certain accounts receivable balances as bad debt expense. These balances were not valued in the allocation of the purchase price in connection with the merger transaction of Puro (NY) and LSL Hydro because such amounts were not realizeable.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary sources of liquidity and capital resources have been cash flow from operations, proceeds from the sale of equity securities to the Company's current stockholders, purchase money financing of business acquisitions, and borrowing under the Company's bank agreement described below. During 1995, net cash provided by operating activities was $0.4 million. In 1995, the Company made capital expenditures for coolers, other equipment, and routes aggregating $2.8 million, which was funded by cash from operations, private equity placement, purchase money financing of business acquisitions and borrowings under the Company's bank agreement.

    At December 31, 1995, cash totalled $0.7 million, and approximately $1.0 million of additional borrowings were available under the Company's bank agreement. As of September 30, 1996, cash totalled $0.3 million, and no additional borrowing was available under the Company's bank agreement.

    The Company's bank agreement provides for aggregate long-term borrowings of up to $3.0 million, approximately all of which is currently outstanding, maturing between November 1, 1997 and December 31, 2001, bearing interest at the prime rate plus .25% per annum, secured by substantially all of the assets of the Company and guaranteed by certain stockholders of the Company. In addition, the bank agreement contains covenants that include requirements to maintain certain working capital, debt coverage and other financial ratios and restrictions and limitations on the payment of dividends, guaranty payments, additional borrowings and the amount of compensation paid to employees who are stockholders. The Company is in material compliance with all such covenants. Approximately $2.0 million of the net proceeds from this Offering will be used to repay amounts outstanding under the Company's bank agreement.

    In addition, approximately $3.5 million of the net proceeds will be used to repay certain purchase money financing incurred in connection with the Electrified transaction. Simultaneously with the Electrified transaction, the Company obtained a letter of credit in the amount of $3,500,000 from European American Bank to secure such financing. In addition, in connection with the Mountainwood transaction in June 1996, the Company obtained a letter of credit in the amount of $500,000 from European American Bank to secure seller financing of a like amount. Peter T. Dixon, the Company's Chairman of the Board of Directors and a principal stockholder, secured both of these letters of credit with personal assets. See "Certain Transactions."

    The Company believes that the net proceeds from this Offering, together with cash provided from operations, will be sufficient to satisfy its anticipated cash requirements for at least twelve months following the consummation of this Offering.

    The Company is in negotiations with its principal lender regarding an increase in its borrowing facilities, which may consist of either or both long and short term borrowings. There can be no assurance that such negotiations will be successfully completed.

FORWARD LOOKING STATEMENTS


    This Prospectus contains forward-looking statements. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors." In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                    BUSINESS

    The Company is a leading bottler and distributor of spring and purified drinking water, serving commercial and residential users in the metropolitan New York area. The Company markets its drinking water under the brand names Puro, American Eagle Spring Water, Nature's Best Spring Water and Lectro-Still. The Company also rents and services water coolers, filtration systems, and plumbed-in fountains numbering in excess of 25,000 located in businesses, factories, and homes in the metropolitan New York area. The Company's facilities consist of NSF (National Sanitation Foundation) certified bottling plants in East Orange, New Jersey and Commack, Long Island, New York. In addition, the Company is an authorized factory service center for all major water cooler manufacturers and provides warranty repair coverage to many of its competitors.

    The Company is also the manager of the Quality Bottler's Cooperative, Inc. (the "Cooperative"). Membership consists of the twelve leading regional bottled water companies located throughout the United States which are similar in size to the Company. Members are contractually required to purchase all of their coolers, bottles, closures, and other key items on a group basis. A management fee is paid to the Company based on purchase volume. The Company believes that the purchasing power of the Cooperative permits the group to buy at prices which are no higher than those charged the largest buyer in the industry.

INDUSTRY OVERVIEW


    Bottled water has been the fastest growing segment of the beverage industry for the last ten years. According to "Bottled Water in the United States, May 1996" a study prepared by the Beverage Marketing Corporation of New York (the "BEVERAGE MARKET SURVEY"), total bottled water consumption in the United States has more than tripled from 1983 to 1995. Annual consumption increased from 2.8 gallons per capita in 1980 to 11.0 gallons per capita in 1995, and it is projected to reach 14.2 gallons per capita by the year 2000. Bottled water volume in the United States has grown significantly, increasing from approximately 1.1 billion gallons in 1984 to approximately 2.9 billion gallons in 1995; from approximately $1.3 billion in sales in 1984 to over $3.3 billion in 1995.


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

     1995 U.S. BOTTLED WATER SALES
(AMOUNTS IN MILLIONS)
GALLONS SOLD
NONSPARKLING                               2,430.20     84.30%
IMPORTED                                       97.1      3.40%
SPARKLING                                     356.2     12.40%
TOTAL2,883.5
DOLLAR SALES
NONSPARKLING                              $2,121.20     62.90%
IMPORTED                                    $425.00     12.60%
SPARKLING                                   $828.80     24.60%
TOTAL$3,375.0
SOURCE: BEVERAGE MARKET SURVEY

    The bottled water market comprises three segments: non-sparkling (domestic), sparkling (domestic) and imported water (both sparkling and non-sparkling). Non-sparkling water, which is consumed as an alternative to tap water, is the segment in which the Company competes, is the largest of the three segments and represented 84.3% of the total market in terms of gallons of water sold in 1995. Sparkling water contains carbonation and is positioned to compete in the broad "refreshment beverage" category. In 1995, domestic sparkling water accounted for approximately 12.4% of total bottled water consumption and the remaining 3.4% consisted of imported bottle water brands.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                   NON-SPARKLING     SPARKLING    IMPORTS
                                Millions of Gallons
1977                                          256.7        85.6        3.2
1978                                          352.9       113.5       13.4
1979                                          401.2       133.8       28.1
1980                                          463.1       155.2       11.4
1981                                          537.7       175.9       11.6
1982                                          614.0       196.5       12.9
1983                                          722.4       210.3       13.6
1984                                          843.3       230.3       16.5
1985                                          953.1       254.8       29.8
1986                                         1070.4       281.6       30.8
1987                                         1223.4       300.6       37.2
1988                                         1406.9       316.5       49.7
1989                                         1623.5       329.5       55.6
1990                                         1753.3       371.3       73.9
1991                                         1770.5       368.0       71.4
1992                                         1839.5       365.9       86.3
1993                                         1990.5       366.4       92.5
1994                                         2214.6       366.4      104.0
1995                                         2430.2       356.2       97.0
Source: Beverage Market Survey

    The Company believes this growth in bottled water consumption is largely a function of two consumer trends. First, consumers have increasingly turned to alternative sources of drinking water as a result of growing concerns about the perceived decline in the quality of the tap water available in their homes and offices. Second, an increasing diet and health consciousness among consumers has led many consumers to seek a beverage choice which closely resembles the "ideal" refreshment beverage. That is, one that has NO CALORIES, NO PRESERVATIVES, NO ADDITIVES OR SUGAR, NO SODIUM AND NO ALCOHOL. High quality bottled drinking water meets these demands.


    According to the BEVERAGE MARKET SURVEY, the bottled water market has grown at an average annual rate of 5.5% (1990-1995), and the Beverage Marketing Corporation of New York projects that it will grow at a slightly higher rate of 6.5% between 1995 and 2000. Bottled water volume in the United States is projected to grow from approximately 2.9 billion gallons in 1995 to approximately 3.9 billion gallons by the year 2000. Per capita consumption is projected to reach 14.2 gallons for every person in the United States by the year 2000.

                      PROJECTED U.S. BOTTLED WATER MARKET
                                   1995-2000

                                                     5 YEARS'
                                                      AVERAGE
                                      MILLIONS OF     ANNUAL         GALLONS
YEAR                                    GALLONS       GROWTH       PER CAPITA
------------------------------------  -----------  -------------  -------------
1995................................     2,883.5           5.5%          11.0
2000................................     3,943.2           6.5%          14.2

------------------------
SOURCE: BEVERAGE MARKET SURVEY

    Bottled water channels of distribution consists of drinking water purchased in pre-filled containers from retail locations (primarily supermarkets), water delivered in pre-filled containers to residential or commercial establishments, and water sold through a self-service or "vended" format to retail consumers who fill their own containers. The market share of each of these distribution channels varies considerably by geographical area. According to the BEVERAGE MARKET SURVEY, the total share of the national bottled water of these distribution channels for 1995 was: retail (53.0%), home delivery (20.6%), commercial delivery (18.4%) and vended (8.0%).

    Further impetus for consumers' tap water concern took place on August 6, 1996 when President Clinton signed into law the Safe Drinking Water Reauthorization Act of 1996. For the first time, federal law requires all local water utilities to issue annual reports disclosing the chemicals and bacteria that the tap water contains. The language must be simple and sent directly to customers with the water utility bills. Especially important is a 24-hour notification requirement when any contaminant poses a significant risk. The Company believes that this change in the nation's law will increase the public's concern over the quality and safety of public water supplies. Usage of high quality bottled water and drinking water filtration systems can be expected to benefit from this increased awareness.

BUSINESS STRATEGY

    The bottled water distribution market is highly fragmented and composed of many small regional companies as well as a few larger companies which own several brands. The Company's strategy is to capitalize on the growing demand for high quality drinking water resulting from the increasing public concern about the taste and safety of municipal water supplies and the desire among today's increasingly diet and health conscious consumers for an "ideal" beverage through the expansion of its existing customer base and through the acquisition of regional water bottlers and distributors in targeted geographic markets. In addition, management continually seeks to grow revenues by increasing route density through the acquisition and consolidation of new routes within its existing route structure, thereby minimizing distribution and administration costs. The continued consolidation of production and distribution capabilities is a key component of the Company's operating plans, both within its current markets and any additional markets it may enter.

    In support of its growth strategy the Company is continuing to pursue the acquisition of regional water bottlers and distributors, as well as mergers with certain members of the Cooperative. As of the date of this Prospectus, the Company has thirteen companies under active review as candidates for acquisition or merger, although the Company has no agreements, commitments or arrangements with respect to any proposed mergers or acquisitions. As consideration for any future acquisitions, the Company may pay cash, incur indebtedness or issue debt or equity securities. Such acquisitions could result in material changes in the Company's financial condition and operating results. There can be no assurance that suitable merger or acquisition opportunities will be available to the Company or that the Company will be able to consummate any mergers or acquisitions on satisfactory terms. In addition, there can be no assurance that the Company will be able to integrate or manage successfully other acquired businesses.

BOTTLED WATER PROCESSING

    The Company employs a broad spectrum of treatment technologies for its various bottled waters, ranging from minimum treatment of its natural spring waters, to extensive treatment of public water sources for its distilled and drinking waters. Manufacturing practices, quality standards, and labeling of the Company's bottled water products are regulated by the Federal Food and Drug Administration ("FDA") as well as the states and some localities in which the water is distributed. In addition, the Company participates in the International Bottled Water Association's inspection program which incorporates quality standards stricter than those prescribed by law.

    NATURAL SPRING WATER: As "natural" waters, the Company's state-certified spring sources may not be subjected to any treatment which alters the mineral composition of the product. Spring water, by law, may not be derived from a municipal system or public water supply, and must be derived from an underground source, free of surface water influence, which flows continuously to the surface under its own pressure. A hydrogeological report must validate the integrity of the source and safety of the water-collection operations before any groundwater source can be certified as a spring. Regular bacteriological and chemical compliance monitoring of the Company's springs assures that these sources remain uncontaminated.

    The Company's water sources, at Mountainwood Spring and Indian Camp Spring are located in remote, pristine environments where the spring's recharge areas have not been encroached by industry, agriculture or housing development. Consequently, the spring water must be transported to the Company's plants by stainless steel tanker trucks used solely for its water. At the spring source the water is filtered and ozonated (see below) prior to loading. This disinfects the spring water, and the residual ozone in the water disinfects the inside of the tanker, thereby insuring that bacteria are not transferred from the spring or the tanker to the Company's bottling plants. Samples for each tanker load are tested for bacterial safety, consistency, and ozone residual.

    Sanitary bulk, stainless tanks at the Company's bottling plants protect the spring water while it is again ozonated and finally filtered through one-micron absolute filters immediately before being bottled in sanitized containers. The Company employs this "multiple barrier" approach to protect its natural spring water from contaminants, including dangerous protozoan cysts such as Cryptosporidium which can survive municipal tap water disinfection with chlorine.

    DISTILLED WATER: The Company uses more extensive treatment techniques for its processed waters. For example, the Company's distilled water is produced by the recapture of condensed steam, one of the oldest water purification mechanisms known. Automated distillation units at the Company's East Orange bottling plant vaporize the local municipal water through heating, leaving behind impurities of minerals and other compounds. The condensed water vapor produces a water of extremely high purity and very low mineral content (typically less than 10mg/liter of total dissolved solids). This level of purity enables distilled water to be used for pharmaceutical purposes, photographic processes, humidifiers, and similar applications as well as for drinking.

    DRINKING WATER: The processes involved in producing the Company's drinking waters include particle filtration, carbon adsorption (molecular adhesion), ultraviolet disinfection, deionization, one-micron absolute filtration, and ozonation. Public water is initially filtered using a five micron filter to remove sedimentation. The water is then processed through an activated carbon bed to remove organic compounds and associated tastes and odors. This step also removes chlorine which is added as a disinfectant to public supplies. The by-products of chlorine disinfection, such as trihalomethanes, are also removed by activated carbon adsorption. Ultraviolet treatment is a precaution against any microbial contamination which might be transported further along in the production line. Deionization is used at the Company's East Orange plant to reduce dissolved minerals in the final drinking water. As is the case with all of the Company's waters, a one-micron absolute filter is the final filtration stage prior to ozonation and bottling.

    Ozonation involves a special form of oxygen, ozone (O(3)), which is the strongest disinfectant and oxidizing agent available for water treatment. It is the standard disinfectant for bottled water processing. A highly unstable gas, ozone must be generated on site, prior to transport at the spring locations, and at the Company's bottling plants. Because it is only partially soluble in water, sufficient ozone contact with the water is established by special contact tanks and mixing vessels. These extended contact times and the closely monitored ozone concentrations are the reason that properly ozonated bottled water can be assured to be free of chlorine-resistant organisms such as the recently publicized parasitic cyst, Cryptosporidium. A special "hyperozonator" provides a final disinfecting rinse of ozonated water in the bottle washing and sanitizing machines at both of the Company's plants.

    After the appropriate treatments, the product water is piped to the Clean Room, which houses the automatic filing and capping equipment. Its design mandated by the FDA, the Clean Room is totally enclosed with a positive-pressure ventilation system which feeds filtered, sterilized air into the room. This room and its equipment are sanitized every day. The final product, whether natural spring water, distilled, or drinking water, is a high quality, clean bottled water that is one of the most strictly regulated and reliable pure food products available to the American consumer.

BOTTLING AND DISTRIBUTION FACILITIES

    The Company's offices and plants are located in East Orange, New Jersey, Commack, Long Island, New York and Maspeth, New York. The following table sets forth certain information relating to the leased and owned space for each location.

                                                                    APPROXIMATE #
                                                                      OF SQUARE
                                                                        FEET
LOCATION OF FACILITY                                                  OF SPACE      LEASE TERM   MONTHLY RENT   EXPIRES
------------------------------------------------------------------  -------------   ----------   ------------   -------

East Orange, New Jersey...........................................     48,000        10 years      $10,000(1)    2007
Commack, Long Island, New York....................................     23,000         5 years      $10,200(2)    2001
Maspeth, New York (3).............................................     24,000          --           --           --

------------------------

(1) Rent is fixed through January 31, 2001 and thereafter adjusts annually based upon the change in the consumer price index.

(2) Commencing November 1, 1997, and continuing through the lease term, rent is subject to periodic increases averaging approximately $550 per month.

(3) The Company owns this facility and is mortgagee with respect to a mortgage covering this facility. This mortgage requires monthly payments of $9,941, including interest at an annual rate of 10.75%. The mortgage provides for a balloon payment of the entire principal, $886,873, on June 1, 1998.

    At the East Orange, New Jersey, facility the Company bottles spring, purified and distilled water in five and one gallon sizes. This modern production plant features high-speed sanitizing and filling equipment. Management believes that this facility contains the only fully automatic five gallon bottle rack loader in the metropolitan New York area. Additional bottling volume can be added at low incremental production cost for both the five-gallon and one-gallon lines.

    The Company's most recent 1996 plant inspection at East Orange resulted in a sanitary compliance rating in excess of 97%, making the facility eligible to receive the International Bottled Water Association's EXCELLENCE IN MANUFACTURING recognition.

    In addition, the Company performs water cooler servicing and refurbishment activities at this facility including warranty repairs, filtration system installation, and renovation of rental units for placement back in service in the field. This facility services the Company's bottled water and water cooler customers in Manhattan, the Bronx, Staten Island and New Jersey.

    The Company's Long Island bottling plant in Commack was opened in the summer of 1996 with a modern high-speed five gallon sanitizing and filling line for spring and purified drinking water. This facility, which replaced a smaller plant in Port Jefferson, Long Island, New York, serves the Company's Brooklyn, Queens and Long Island customers. Additional bottling volume can be added at low incremental production costs.

    The Company currently utilizes its Maspeth, New York facility for servicing of water coolers, limited water distribution and corporate headquarters. The Company expects to sell its facility in Maspeth, New York. Upon such sale, the Company intends to move its corporate headquarters to its Commack, Long Island, New York facility and the business currently conducted from its Maspeth, New York facility will be allocated between its Commack, Long Island, New York and East Orange, New Jersey facilities. The Company believes its facilities are adequate for its present needs.

WATER SUPPLY AGREEMENTS

    SPRING WATER SUPPLIERS: On June 13, 1996, the Company entered into a long-term spring water supply contract for its Commack, Long Island, New York, bottling facility with Shawangunk Bulk Spring Water. This agreement provides for "most-favored-customer" treatment with respect to pricing and priority water rights for the next forty-five years to the Indian Camp Spring source which is owned by Shawangunk Bulk Spring Water and located in the foothills of the Catskill Mountains in New York.

    On June 27, 1996, the Company entered into a long-term spring water supply contract for its East Orange, New Jersey bottling facility with its primary bulk spring water supplier, Mountainwood. The agreement provides for "most-favored-customer" treatment with respect to priority water rights over a forty-three year period. Management believes that Mountainwood's spring source, in the foothills of the Kittatinny Mountains near the Delaware Water Gap, is considered the highest volume, free flowing certified natural spring water source in the northeastern United States. Effective July 1, 1996, the Company also acquired Mountainwood's five-gallon bottled water direct delivery and bottled water cooler rental routes.

    PURIFIED WATER SUPPLIERS: The Company obtains the water for distilled and purified drinking water from public water sources. The public water source for the Company's East Orange, New Jersey facility is the East Orange public water supply and the public water source for the Company's Commack Long Island, New York facility is the Suffolk County Water Authority.

DRINKING WATER SYSTEMS

    In addition to the rapid growth in bottled water consumption, the past decade has also seen the emergence of water treatment technologies which can produce high quality water economically at the point of use. These technologies, including micron filtration, have had a major impact on the growth and development of water processed at the point of use (rather than delivered in bottles). The Company's non-bottled water dispensing systems are equipped with filtration systems which remove substantial amounts of the chlorine, dirt particles, rust, lead, and other objectionable materials from the source tap water.

    The Company believes that it is the only full-service provider in its market able to provide its customers with a "one-stop" solution to drinking water needs. If a customer has neither the space nor the budget for bottled water, the Company can provide a wide variety of filtration and treatment units to meet any drinking water needs. A staff of installers and plumbers will assume responsibility for survey, equipment selection, installation, contract maintenance, and rental/service. As a factory authorized sales and service center for all of the major types of drinking fountains and coolers, the Company can offer the customer a complete choice of models: wall-hung, recessed, stand-alone, handicapped, under the sink, drainless, counter-top, etc. A computerized follow-up system insures that cartridge changes and routine service are performed on a timely basis by the Company's field staff. This reliance upon the Company for installation, equipment, and maintenance is a firm basis for the long-term relationship that the Company enjoys with its point of use customers.

    Most of the Company's equipment is placed in the customer's home or office under a standard two-year rental contract which is renewable thereafter on a month to month basis and is terminable by either party upon 30 days' notice. The attachment of its point of use equipment to the plumbing makes it less likely that a customer will request that the equipment be removed.

EQUIPMENT SUPPLY, ASSEMBLY AND RENTAL SERVICES

    The Company purchases the various water treatment systems and bottled water dispensers used in its home and office equipment from major suppliers such as EBCO Manufacturing Company and Sunroc Corp. through the Cooperative. Once a customer has chosen a water treatment system and a dispenser, the two components are connected as a unit, tested and installed by the Company's service personnel. The Company is not dependent on any single supplier for any of these components.

    The Company rents a broad range of water treatment and dispensing units to commercial and residential customers. The Company generally rents such units to customers at prices ranging from $6.00 to $45.00 per month depending on the components selected. As of September 30, 1996, the Company had in excess of 25,000 water treatment and dispensing units in service, located in the metropolitan New York area, which accounted for approximately 19% of the Company's revenues. In addition, from time to time the Company has sold water treatment and dispensing units to customers upon request; such outright sales have accounted for less than 5% of revenues in the twelve months ended September 30, 1996.

    The Company uses its factory authorized warranty and repair facilities to recondition most of the rental water coolers which have been returned from the field. The cost associated with this refurbishment of returned rental units is expensed on a current basis. The reconditioned units are available for rental placement in the field at a cost lower than that of newly purchased coolers.

SALES AND MARKETING

    The Company markets its commercial and residential water treatment and dispensing units to commercial customers that are using or have used bottled water coolers as an alternative to providing tap water to their employees, and to residential customers who have been introduced to the Company's water treatment and bottled water units through the Company's commercial customers. The Company markets its products principally through the effort of salaried and independent sales personnel as well as through print advertising, telemarketing, trade shows, its internet website, sponsored community events, field delivery/service personnel and customer referrals. To date, the Company has concentrated its marketing efforts on targeting commercial customers in the metropolitan New York markets where demographic, economic and water consumption trends, as well as the overall quality of municipal water supplies, indicate a growing demand for affordable, high quality drinking water. Upon consummation of this Offering, the Company expects to increase its marketing efforts, principally through increased print and broadcast media advertising, additional sales personnel and attendance at additional trade-shows.

CUSTOMERS

    Since 1994, the Company has grown from approximately 5,000 water customers to in excess of 25,000 currently served. The Company's customer base for its bottled water and water treatment and dispensing units is currently comprised of approximately 90% commercial accounts and approximately 10% residential accounts. Through its American Eagle Spring and Lectro-Still retail brands the Company markets one-gallon natural spring and distilled waters in supermarkets and pharmacies in the northeastern United States.

    In addition, the Company has been selected by several distributors to bottle under their own label on a contract basis. Given the Company's ability to absorb such additional volume at its plants with little marginal cost and no disruption to existing business, management will continue to do such private label bottling for selected accounts. In the past two years, such five-gallon private label bottling relationships have resulted in the Company being able to acquire a number of the distributor's routes and blend them into the Company's route structure. The East Orange, New Jersey facility will also continue to provide one-gallon private label water bottling on a select basis for local supermarket chains and health care stores so long as there is no adverse impact on the Company's production of its own brands.

COMPETITION

    The Company competes with numerous well-established companies, including Nestle's Perrier group (whose brands in the Company's market include Poland Spring, Great Bear and Deer Park), which distribute drinking water sold off the shelf at retail (primarily supermarket) locations. Many of the Company's competitors have achieved significant national, regional and local brand name and product recognition and additional competitors have sought to enter the drinking water market.

    In recent years, several companies have introduced drinking water products positioned to capitalize on the growing consumer preference for purified and aesthetically pleasing water. It can be expected that the Company will be subject to increasing competition from companies whose products or marketing strategies address these consumer preferences. Some of the Company's competitors and potential competitors possess substantially greater financial, personnel, marketing and other resources that the Company and have established reputations for success in the sale of purified water products. The Company believes that it competes on the basis of quality of service, convenience and price.

SEASONALITY

    The revenues of the Company have been subject to seasonal variations with decreased revenues during cold weather months and increased revenues during the hot weather months.

PATENTS AND TRADEMARKS

    The Company holds two patents related to bacteriostatic carbon formulation and production.

    The Company has registered the Puro trademark and service mark in the United States Patent and Trademark Office. The Company acquired the American Eagle Spring Water trademark among others in its acquisition of the assets of Electrified. The Company has no reason to believe that there are any conflicting rights which might impair the Company's use of its marks outside the United States; however, there can be no assurance that such conflicting rights do not exist. The Company believes that the trademarks and service mark are valuable to the operation of it business. The Company's policy is to pursue registration of its marks whenever possible and to oppose vigorously any infringement of its mark.

    As is typically the case with drinking water treatment components, the Company does not believe its business is materially dependent upon obtaining patent protection for its various systems.

REGULATION

    The Company's business is subject to various federal, state and local laws and regulations, which require the Company, among other things, to obtain licenses for its business and equipment, to pay annual license and inspection fees, to comply with certain detailed design and quality standards regarding the Company's bottling plant and equipment, and to continuously control the quality and quantity of the water dispensed. Several states have regulations that require the Company to obtain certification for its bottled water. The Company believes that it is currently in compliance with these laws and regulations and has passed all regulatory inspections. In addition, the Company does not believe that the cost of compliance with applicable government laws and regulations is material to its business. However, recent media attention has been given to the health and safety standards and to the degree of governmental oversight in the drinking water industry. To the extent that additional regulations are imposed as a result of these or other concerns and such regulations are unreasonably burdensome, such regulations could significantly increase the costs of compliance and reduce the ability of the Company to maintain or increase its customer base.

PRODUCT LIABILITY AND INSURANCE

    The Company is engaged in a business which could expose it to possible claims for personal injury resulting from contamination of water produced by its bottling plants or dispensing equipment. While the

Company believes that, through regular testing, it carefully monitors the quality of water produced by its plants, it may be subject to exposure in the case of customer misuse of a cooler or bottle storage. The Company maintains blanket "claims made" product liability insurance against liability resulting from certain types of injuries in amounts that it believes to be adequate. Additionally, the Company maintains an umbrella policy that it believes to be adequate to cover claims above the limits of the product liability insurance. Although no claims have been made against the Company or any of its customers to date and the Company believes that its current level of insurance is adequate for its present business operations, there can be no assurance that such claims will not arise in the future or that the proceeds of the Company's policy will be sufficient to pay such claims.

EMPLOYEES


    As of December 31, 1996, the Company had 110 full-time employees, of which five are in executive positions, 45 in distribution, 11 in maintenance and service, 5 in sales, 14 in manufacturing and 30 in administration. Certain of the Company's employees are represented by Teamsters, Chauffeurs, Warehousemen & Helpers Local Union No. 560. The Company is a party to a collective bargaining agreement expiring February 28, 1999. The Company considers its employee relations to be satisfactory.


LITIGATION

    The Company is not a party to any legal proceedings which individually or in the aggregate are believed to be material to the Company's business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Company's directors and executive officers, their ages and present positions with the Company are as follows:

NAME                                             AGE                       POSITION
-------------------------------------------      ---      -------------------------------------------
Peter T. Dixon.............................          66   Chairman of the Board
Scott Levy.................................          39   Chief Executive Officer and Director
Jack C. West...............................          55   President and Director
James G. Botti.............................          33   Chief Financial Officer
Stephen Edberg*............................          44   Director
Wilmer J. Thomas, Jr.......................          69   Director
Leonard D. Rosinski*.......................          45   Director

------------------------

* These individuals will become directors of the Company upon consummation of this Offering.

    All directors hold office until the next annual meeting of stockholders or the election and qualification of their successors. The officers of the Company are elected by and serve at the discretion of the Board of Directors until their successors are duly chosen and qualified.

    The following is a brief summary of the background of each director and executive officer of the Company:

PETER T. DIXON
    Mr. Dixon has served as Chairman of the Board of Directors of the Company since January 1994. He was the Senior Executive Vice President of Loeb Partners Corporation, a private investment banking firm from June 1986 to December 1993. From 1981 to May 1986, Mr. Dixon was Senior Vice President of Shearson, Lehmann Brothers, and, prior thereto, a partner in Loeb, Rhoades. Mr. Dixon was Chairman of the Board of Directors and a principal stockholder of Glacier Water Services, Inc., a public company traded on the American Stock Exchange under the Symbol HOO, from February 1993 to May 1993, when he sold his stock in Glacier Water Services, Inc.

SCOTT LEVY
    Mr. Levy has been Chief Executive Officer of the Company since November 1, 1996 and a director of the Company since January 1994. From January 1994 to October 1996, Mr. Levy was Co-President and Co-Chief Executive Officer of the Company. In 1980, Mr. Levy founded LSL Hydro Systems, and was the President of LSL Hydro Systems from 1980 to January 1994. LSL Hydro Systems specialized in point-of-use drinking water systems sales, rentals, installation, service, bottled water and plumbing contracting. The Company acquired LSL Hydro Systems, Inc. in January 1994. Mr. Levy is active in the National Coffee Service Association and instrumental in the administration of the Cooperative.

JACK C. WEST
    Mr. West has been President of the Company since November 1, 1996 and a director of the Company since January 1994. From January 1994 to October 1996, Mr. West was Co-President and Co-Chief Executive Officer of the Company. Mr. West was a principal stockholder and vice president of Puro Corporation of America (New York) from 1979 to January 1994. He is a past president and director of the International Bottled Water Association (IBWA). He is currently Vice Chairman of the Drinking Water Research Foundation; Chairman of the New York Water Bottlers Committee; Chairman of the IBWA Government Relations Committee; Vice President and Director of the Cooperative; and Member of the Bottled Water Industry Forum of the National Sanitation Foundation.

JAMES G. BOTTI, CPA
    Mr. Botti has been Chief Financial Officer of the Company since October 1996. From October 1995 to October 1996 he was Chief Financial Officer of Hampshire Securities Corp. in New York City, an investment bank and securities broker dealer. From April 1992 to October 1995 he was Controller of Laidlaw Holdings, Inc., an affiliate of Laidlaw Equities, Inc., one of the Representatives. He was manager of Financial Reporting for Needham & Company, Inc., from 1991 to 1992, and prior to that worked in the public accounting firms of Anchin, Block & Anchin, and Pustorino, Puglisi and Co. as an accountant.

STEPHEN C. EDBERG, PHD

    Dr. Edberg will become a director of the Company upon consummation of this Offering. Since 1992, Dr. Edberg has been the Chairman of the Education Policy and Curriculum Committee of the Yale University School of Medicine where he is a professor in the Departments of Laboratory Medicine and Internal Medicine. He also directs the Clinical Microbiology Laboratory of Yale-New Haven Hospital. He is the inventor of Defined Substrate Technology, the major iteration of which is Colilert, an EPA-approved test system for monitoring of bacterial contamination in the nation's drinking water supplies. Since 1990, Dr. Edberg has been a consultant to IDEXX, Inc., an invitro diagnostics company, the common stock of which trades on the Nasdaq National Market under the symbol IDXX. Dr. Edberg has been a Trustee of the Drinking Water Research Foundation since 1991, and has authored more than 150 publications in the scientific literature.

WILMER J. THOMAS, JR.

    Mr. Thomas has been a director of the Company since December 1995. Mr. Thomas has been a private investor for at least the past five years and is a member of the Board of Directors of Great Dane Corp., Savannah, Georgia and of Moore Medical Corp., New Britain, Connecticut.

LEONARD D. ROSINSKI

    Mr. Rosinski will become a director of the Company upon consummation of this Offering. Since March, 1996, Mr. Rosinski has been President and Chief Executive Officer of In-Store Opportunities, Guilford, Connecticut, a third-party merchandising firm specializing in frozen food. From January 1994 to March 1996, Mr. Rosinski was Vice-President and Chief Operating Officer of Pure Fill Corporation, a bottled water vending company in California and Florida. From July 1990 to December 1993, Mr. Rosinski was the President of National Water Services, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has authorized two standing committees: Audit Committee and Compensation Committee. Only independent directors will be appointed to these Committees.

    AUDIT COMMITTEE. The Audit Committee of the Board of Directors will review the results and scope of the annual audit and other services provided by the Company's independent accountant, review and evaluate the Company's internal audit and control functions, and monitor transactions between the Company and its employees, officers and directors.

    COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors will review and approve the compensation and benefits of the Company's executive officers and administer the Stock Option Plan.

    The number of directors of the Company is currently set at four. All directors serve terms of one year and hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.

EXECUTIVE COMPENSATION
    The following table sets forth certain information concerning compensation of the Company's Chairman, Chief Executive Officer and President during the fiscal year ended December 31, 1996 (collectively, the "Named Executive Officers").

                                                                          ANNUAL COMPENSATION         ALL OTHER
                                                                          --------------------  ----------------------
NAME AND PRINCIPAL POSITION                                                      SALARY              COMPENSATION
------------------------------------------------------------------------  --------------------  ----------------------
Peter T. Dixon, Chairman(1).............................................       $   12,000            $       0.00
Scott Levy, Chief Executive Officer.....................................       $  187,000            $   1,102.52(2)
Jack C. West, President.................................................       $  100,000            $   1,325.00(2)

------------------------

(1) Mr. Dixon has a consulting agreement with the Company pursuant to which he is paid $1,000 per month.

(2) Represents the dollar value of insurance premiums paid by the Company with respect to term life insurance.

EMPLOYMENT AND CONSULTING AGREEMENTS

    The Company has entered into an employment agreement with each of Messrs. West, Levy and Botti. Mr. West's agreement provides that he shall be employed as President of the Company on a full time basis for a term of five years. Mr. West's agreement may be extended at the sole discretion of the Board of Directors upon the same terms and conditions. Mr. West receives an annual base salary of $100,000 for the term of his agreement. In the event that the Board of Directors does not extend the term of the agreement and a mutually acceptable alternative agreement cannot be negotiated with the Board of Directors upon the expiration of this agreement, Mr. West will be entitled to a severance payment equal to two times his annual base salary. Mr. West's employment agreement contains a covenant not to compete for a period ending one year after the expiration or termination of such employment agreement along with confidentiality and non-solicitation undertakings. Mr. West is required to devote substantially all of his time and attention to the affairs of the Company, and is entitled to receive such benefits as are generally provided from time to time by the Company to its senior management employees.

    Mr. Levy's agreement provides that he shall be employed as Chief Executive Officer of the Company on a full time basis for a term of five years. Mr. Levy's agreement may be extended at the sole discretion of the Board of Directors upon the same terms and conditions. Mr. Levy receives an annual base salary of $187,000 for the term of his agreement. In the event that the Board of Directors does not extend the term of the agreement and a mutually acceptable alternative agreement cannot be negotiated with the Board of Directors upon the expiration of this agreement, Mr. Levy will be entitled to a severance payment equal to three times his annual base salary. Mr. Levy's employment agreement contains a covenant not to compete for a period ending one year after the expiration or termination of such employment agreement along with confidentiality and non-solicitation undertakings. Mr. Levy is required to devote substantially all of his time and attention to the affairs of the Company, and is entitled to receive such benefits as are generally provided from time to time by the Company to its senior management employees.

    Mr. Botti's agreement provides that he shall be employed as Chief Financial Officer of the Company on a full time basis for a term continuing to October 31, 1997. Mr. Botti receives an annual base salary of $100,000 for the term of his employment, subject to review of the Board of Directors. Mr. Botti will receive stock options covering 35,000 shares of Common Stock subject to a five-year vesting period. Mr. Botti's employment agreement contains a covenant not to compete for a period ending one year after the expiration or termination of such employment agreement along with confidentiality and non-solicitation undertakings. Mr. Botti is required to devote substantially all of his time and attention to the affairs of the Company, and is entitled to receive such benefits as are generally provided from time to time by the Company to employees on a comparable level.

    On January 28, 1994, the Company entered into a consulting agreement with Mr. Dixon pursuant to which Mr. Dixon provides certain consulting services to the Company. The Company pays Mr. Dixon $1,000 per month pursuant to the consulting agreement. The consulting agreement expires in January 1999.

    The Company has key-person life insurance policies on the lives of Messrs. West and Levy in the amount of $500,000 per person. Prior to consummation of this Offering, the Company will have key-person life insurance policies on the lives of Messrs. West and Levy in the amount of $1,000,000 per person. The Company is the sole beneficiary under these policies and the Company will keep such policies in force for a minimum of three years from the completion of this Offering.

1996 STOCK OPTION PLAN

    In 1996, the Company's stockholders approved the Company's 1996 Stock Option Plan (the "Stock Option Plan"). The purpose of the Stock Option Plan is to promote the success of the Company by providing a method whereby eligible employees of the Company may be awarded additional remuneration for services rendered, thereby increasing their personal interest in the Company. The Stock Option Plan is also intended to aid in attracting persons of suitable ability to become employees of the Company and its subsidiaries.

    The Stock Option Plan provides that the maximum number of shares of Common Stock reserved for awards thereunder shall be 400,000. The Stock Option Plan provides for the grant of incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) and nonstatutory stock options. The exercise price of options granted under the Stock Option Plan may be more than or equal to the fair market value of such shares on the date of grant. Any options granted under the Stock Option Plan that shall expire, terminate or otherwise be annulled for any reason without having been exercised shall again be available for purposes of the Stock Option Plan.

    The Stock Option Plan is to be administered by the Compensation Committee (the "Committee"), each member of which shall be a member of the Company's Board of Directors who during the one year period prior to service on the Committee was not, and during such service is not, granted or awarded any equity securities pursuant to the Stock Option Plan or any other plan of the Company if such grant or award or participation on such Stock Option Plan would prevent such member from being a "disinterested person" with respect to the Stock Option Plan for purposes of Rule 16b-3 under the Exchange Act. The Committee will have the power and authority to grant to eligible persons options to purchase shares of the Company's Common Stock under the Stock Option Plan and to determine the restrictions, terms and conditions of all such options granted as well as to interpret the provisions of the Stock Option Plan, any agreements relating to awards granted under the Stock Option Plan, and to supervise the administration of the Stock Option Plan.

    Subject to the provisions of the Stock Option Plan with respect to death, retirement and termination of employment, the term of each option shall be for such period as the Committee shall determine as set forth in the applicable option agreement, but not more than ten years from the date of grant.

DIRECTORS' COMPENSATION

    Except for an option in favor of Edberg Associates L.P., of which Stephen C. Edberg, who will become a director of the Company upon consummation of this Offering, is a partner, to purchase 49,284 shares of Common Stock of the Company, directors of the Company do not receive fixed compensation for their services as directors. However, the Board of Directors may authorize the payment of a fixed sum to directors for their attendance at regular and special meetings of the Board of Directors as is customary for similar companies. Directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to the Company.

LIMITATION OF DIRECTORS' LIABILITY; INDEMNIFICATION

    Pursuant to the Company's Bylaws, the Company must, to the fullest extent permitted by the Delaware General Corporations Law, as amended from time to time (the "GCL"), indemnify all persons (e.g., directors and officers) whom it may indemnify pursuant thereto and to advance expenses incurred in defending any proceeding for which such right to indemnification is applicable, provided that, if the GCL so requires, the indemnitee must provide the Company with an undertaking to repay all amounts advanced if so determined by a final judicial decision. The Company's Certificate of Incorporation contains a provision eliminating, to the full extent permitted by Delaware law, the personal liability of the Company's directors for monetary damages for breach of a fiduciary duty. By virtue of this provision, under current Delaware law, a director of the Company will not be personally liable for monetary damages for breach of his fiduciary duty as director, except for liability for (i) any breach of his duty of loyalty to the Company or to its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) dividends or stock purchases or redemptions that are unlawful under Delaware law and (iv) any transactions from which he derives an improper personal benefit. This provision of the Company's Certificate of Incorporation pertains only to breaches of duty by directors as directors and not in any other corporate capacity such as officers, and limits liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws. As a result of the inclusion of such provision, stock holders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. The inclusion of this provision in the Company's Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

    The following table sets forth information as of the date of this Prospectus with respect to the beneficial ownership of the Company's Common Stock by (i) each person (including any group) known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company and (iv) all directors and executive officers of the Company as a group. Except as may be indicated in the footnotes to the table, each such person has the sole voting and investment power with respect to the shares owned, subject to applicable community property laws.

                                                                                  AMOUNT AND     PERCENT OF CLASS(3)
                                                                                  NATURE OF    ------------------------
                                                                                  BENEFICIAL     BEFORE        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                          OWNERSHIP(2)   OFFERING     OFFERING
-------------------------------------------------------------------------------  ------------  -----------  -----------
Peter T. Dixon(4)..............................................................    1,084,926         49.3%        30.6%
The Trusts Under Article 16 of the Will of W. Palmer Dixon for the Benefit of
 Peter T. and Palmer Dixon (the "Dixon Trusts")(5).............................      981,429         45.1%        27.8%
Beth and Scott Levy............................................................      425,814         20.0%        12.2%
Jack C. West...................................................................      394,272         18.5%        11.3%
Thomas Limited Partnership(6)..................................................      197,136          9.3%         5.7%
Wilmer J. Thomas, Jr.(6).......................................................      197,136          9.3%         5.7%
Edberg Associates Limited Partnership(7).......................................      147,852          6.8%         4.2%
All directors and executive officers as a group (5 persons)....................    2,250,000        100.0%        62.5%

------------------------

(1) Unless otherwise indicated, the address of each beneficial owner is c/o the Company, 56-45 58th Street, Maspeth, New York 11378.

(2) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities and includes options exercisable within 60 days of the date of this Prospectus. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(3) The percentage of class is calculated in accordance with Rule 13d-3 under the Exchange Act and assumes that the beneficial owner has exercised any options or other rights to subscribe which are exercisable within 60 days and that no other options or rights have been exercised by anyone else.

(4) These shares consist of (i) 78,855 shares of Common Stock held by Peter T. Dixon, (ii) 932,145 shares of Common Stock held by the Dixon Trusts, and
    (iii) 73,926 shares of Common Stock issuable upon the exercise of options currently outstanding, of which options to purchase 24,642 shares of Common Stock are held by Peter T. Dixon and options to purchase 49,284 shares of Common Stock are held by the Dixon Trusts, which shares represent a one-third interest in options in favor of Peter T. Dixon and the Dixon Trusts, jointly.

(5) These shares consist of (i) 932,145 held by the Dixon Trusts, and (ii) 49,284 shares of Common Stock issuable upon the exercise of options currently outstanding, which shares represent a two-thirds interest in options in favor of Peter T. Dixon and the Dixon Trusts, jointly.

(6) Wilmer J. Thomas, Jr., a partner of Thomas Limited Partnership, is a director of the Company.

(7) Dr. Stephen C. Edberg, a partner of Edberg Associates Limited Partnership, will become a director of the Company upon consummation of this Offering. These shares consist of (i) 98,568 shares of Common Stock, and (ii) 49,284 shares of Common Stock issuable upon the exercise of options currently outstanding.

    Each of the stockholders and the Company is party to a Stockholders' Agreement dated January 28, 1994, as amended (the "Stockholders' Agreement"). The Stockholders' Agreement addresses, among other things, corporate governance issues as well as stock transferability. Upon the consummation of this Offering, the Stockholders' Agreement shall be null and void and of no force or effect.

                              CERTAIN TRANSACTIONS

    On January 28, 1994, the Dixon Trusts loaned the Company $300,000 to be used for working capital. This loan is callable on demand and bears annual interest at the rate of prime +.75%. The founders of the Company are Peter T. Dixon, the Trusts under Article 16 of the Will of Palmer Dixon for the benefit of Peter T. and Palmer Dixon, Scott and Beth Levy, and Jack C. West. Peter T. Dixon and the Dixon Trusts purchased from the issuer 1,010,999 shares of Common Stock. In connection with the acquisition of LSL Hydro Systems, Inc., the Company issued to Scott and Beth Levy 425,814 shares of Common Stock. In connection with the acquisition of Puro Corporation of America (New York), the Company issued to Jack West 394,272 shares of Common Stock. No assets are being acquired from any of the founders.

    On January 28, 1994, the Company entered into a consulting agreement with Peter T. Dixon, pursuant to which Mr. Dixon provides certain consulting services to the Company. The Company pays Mr. Dixon $1,000 per month pursuant to the consulting agreement. The consulting agreement expires in January 1999.

    In connection with the Electrified transaction in January 1996, the Company obtained a letter of credit in the amount of $3,500,000 from European American Bank to secure seller financing of a like amount. Peter T. Dixon secured the letter of credit with personal assets. In connection with the Mountainwood transaction in June 1996, the Company obtained a letter of credit in the amount $500,000 from European American Bank to secure seller financing of a like amount. Mr. Dixon also secured that letter of credit with personal assets. In consideration of pledging his personal assets as described above, the Company issued to Mr. Dixon and the Dixon Trusts options to purchase 73,926 shares of Common Stock.

    All future transactions and loans with officers, directors and principal stockholders of the Company will be on terms no less favorable than could be obtained from independent third parties and will be approved by a majority of the disinterested directors of the Company.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

    The following summary description of the Company's capital stock is qualified in its entirety by reference to the Company's Certificate of Incorporation, as amended.

    The Company's Certificate of Incorporation, as amended, authorizes the issuance of 10,000,000 shares of Common Stock, $.0063 par value. As of the date of this Prospectus, the Company has eight holders of record of its Common Stock and there are 2,126,789 shares of the Company's Common Stock issued and outstanding. There will be 3,476,789 shares of Common Stock outstanding after giving effect to the Offering (3,679,289 if the Underwriters' over-allotment option is exercised in full). All outstanding shares of Common Stock are, and the Shares offered hereby will be, validly issued, fully paid and non-assessable. Holders of Common Stock are entitled to share ratably in such dividends and distributions as may from time to time be declared by the Board of Directors of the Company from funds legally available therefor and upon liquidation will be entitled to share ratably in any assets of the Company legally available for distribution to holders of the Common Stock. The Company's Certificate of Incorporation, as amended, and By laws do not confer any preemptive, subscription, redemption or conversion rights on the holders of Common Stock. Holders of Common Stock are entitled to cast one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting, which means that holders of a majority of the voting power may elect all of the directors.

OPTIONS AND CONVERTIBLE SECURITIES


    Peter T. Dixon and the Dixon Trusts hold two options to purchase an aggregate of 73,926 shares of Common Stock at a price per share equal to the initial public offering price, less underwriting discounts and commissions, which become exercisable 120 days following the consummation of this Offering. These options were issued in consideration of the collateralization by the Dixon Trusts of certain debt obligations of the Company in connection with the Electrified and Mountainwood business acquisitions. The option to purchase 24,642 shares of Common Stock will expire in April 2001. The option to purchase 49,284 shares of Common Stock will expire in August 2001. Edberg Associates L.P. holds an option to purchase 49,284 shares of Common Stock at a price per share equal to the initial public offering price, less underwriting discounts and commissions, which becomes exercisable 120 days following the consummation of this Offering. This option was issued in November 1996 as an inducement for an equity investment by said entity in the Company and to induce Dr. Stephen C. Edberg to serve as a director of the Company. This option to purchase 49,284 shares of Common Stock will expire in May 2001. In addition, the holder of a convertible purchase money note arising out of the Nature's Way acquisition has the option to purchase upon conversion of such note that number of shares of Common Stock of the Company equal to the outstanding principal amount of a convertible note ($265,707.08 as of February 1, 1997, which amount is reduced by $1,428.58 per month) divided by the initial public offering price per share, less underwriting discounts and commissions, reserved for issuance upon conversion of such note. Such note shall become convertible 120 days following the consummation of this Offering.


TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock will be Continental Stock Transfer and Trust Company, New York, New York.

DELAWARE ANTI-TAKEOVER LAW

    Section 203 of the GCL ("Section 203") provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an "Interested Stockholder"), but less than 85% of such shares, may not engage in certain "Business Combinations" (as defined below) with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's Board of Directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's Board of Directors and authorized by a vote of at least two thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

    Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than on a PRO RATA basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation which increase the proportionate interest of the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

    These provisions could have the effect of delaying, deferring or preventing a change of control of the Company. The Company's stockholders, by adopting an amendment to the Certificate of Incorporation or Bylaws of the Company, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the Certificate of Incorporation nor the Bylaws of the Company currently excludes the Company from the restrictions imposed by Section 203.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Of the 3,476,789 Shares to be outstanding immediately after this Offering, the 1,350,000 Shares offered hereby will be freely tradeable. The holders of all of the remaining shares have agreed with the Representatives not to sell such shares for a period of eighteen months after the date of this Prospectus pursuant to the terms of lock-up agreements without the Representatives' prior written consent. Immediately after such period, 2,069,929 shares of Common Stock will immediately be available for sale and on October 1, 1998, 56,860 shares of Common Stock will become available for sale, in each case subject to the resale conditions of Rule 144 promulgated under the Act.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her shares for at least two years, including an affiliate, is entitled to sell within any three-month period that number of shares equal to the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the number of shares for sale, notice and availability of current public information regarding the Company. A person who has not been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares for at least three years, is entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice or current public information requirements. Affiliates, however, continue to be subject to such volume limitations and other requirements. As defined in Rule 144, an affiliate of an issuer is a person who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such issuer and generally includes members of the Board of Directors and senior management. In addition, the Commission has proposed revisions to Rule 144 and Rule 144(k), the effect of which would be to shorten the holding period under Rule 144 from two years to one year and to shorten the holding period under Rule 144(k) from three years to two years. The foregoing is a summary of Rule 144 and is not intended to be a complete description.

    Prior to this Offering, there has been no public market for the Common Stock and no prediction can be made as to the effect, if any that market sales of shares of Common Stock or the availability of such shares for sale to the public will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock following this Offering could adversely affect the market price of Common Stock.

REGISTRATION RIGHTS

    The holders of the Company's outstanding shares of Common Stock have certain rights to require the Company to register their shares of Common Stock for sale to the public under the Act. If the Company proposes to register any of its shares of Common Stock under the Act, such stockholders will be entitled to require the Company to include all or a portion of their shares in such registration, provided that the underwriter of any such offering may limit the number of such shares so registered. In addition, such holders have certain demand registration rights. Each of the holders of the Company's outstanding shares of Common Stock having registration rights has waived such rights for a period of eighteen months from the consummation of this Offering. See "Shares Eligible for Future Sale" and "Underwriting".

                                  UNDERWRITING

    The Underwriters named below (the "Underwriters"), for whom Laidlaw Equities, Inc. and Gilford Securities Incorporated are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement between the Company and the Underwriters (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the number of Shares set forth opposite their names in the table below at the price set forth on the cover page of this Prospectus:

UNDERWRITERS                                                                                     NUMBER OF SHARES
-----------------------------------------------------------------------------------------------  -----------------
Laidlaw Equities, Inc..........................................................................
Gilford Securities Incorporated................................................................
                                                                                                 -----------------

    Total......................................................................................       1,350,000
                                                                                                 -----------------
                                                                                                 -----------------

    A copy of the Underwriting Agreement has been filed as an exhibit to the Registration Statement to which reference is hereby made. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions. The Underwriters shall be obligated to purchase all of the Shares if any are purchased.

    The Underwriters have advised the Company that the Underwriters propose to offer the Shares to the public at the public offering price set forth on the cover page of this Prospectus and that they may allow to certain dealers who are members of the NASD, and to certain foreign dealers, concessions of not in
excess of $      per share, of which amount a sum not in excess of $      per
share may in turn be reallowed by such dealers to other dealers who are members of the NASD and to certain foreign dealers. After the commencement of this Offering, the concessions and the reallowances may be changed by the Underwriters.

    The offering price of the Shares was determined by negotiation between the Company and the Underwriters. Among the factors considered in such negotiations were (i) assessment of the Company's future prospects, (ii) the experience of the Company's management, (iii) the current financial position of the Company, and (iv) the prevailing conditions in the securities markets, including the market value of the Company's Common Stock, the market value of publicly-traded common stock of companies in similar industries, the market conditions for new offerings of securities and the demand for similar securities of comparable companies.

    The Company has agreed to pay to the Representatives an expense allowance, on a non-accountable basis, equal to 3.0% of the gross proceeds derived from the sale of the Shares. The Company has paid an advance on such allowance in the amount of $50,000. The Company has also agreed to pay all its expenses in connection with this Offering, including expenses in connection with qualifying the Shares offered hereby for sale under the laws of such states as the Representatives may designate. In addition, the Company will sell to the Representatives, or to their designees, for nominal consideration, warrants to purchase an aggregate of 135,000 shares of Common Stock exercisable at 140% of the offering price. See "Underwriting -- Representatives' Warrants." The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

    All directors, officers, and stockholders of the Company have agreed not to sell or otherwise dispose of their shares of Common Stock to the public without the prior consent of the Representatives for a period of eighteen (18) months from the date of this Prospectus. In addition, the Company has agreed that for a period of eighteen (18) months after the date of this Prospectus, it will not sell any shares of Common Stock, or options to purchase Common Stock other than options to purchase shares of Common Stock which may be granted under the Stock Option Plan without the Representatives' prior written consent.

OVER-ALLOTMENT OPTION

    The Company has granted the Underwriters an option, exercisable during the 45-day period commencing on the date of this Prospectus to purchase up to 202,500 shares of Common Stock solely to cover over-allotments. The purchase price per share will be the public offering price, less underwriting discounts and the non-accountable expense allowance. After the commencement of this Offering, the Underwriters may confirm sales of shares of Common Stock subject to the over-allotment option.

REPRESENTATIVES' WARRANTS

    In connection with this Offering, the Company has agreed to sell to the Representatives, for nominal consideration, Warrants to purchase 135,000 shares of Common Stock. The Representatives' Warrants are exercisable for a period of four years commencing one year from the date hereof at an exercise price per share ("Exercise Price") of 140% of the public offering price per share. The Representatives' Warrants may not be sold, transferred, assigned, pledged, or hypothecated for a period of twelve (12) months from the date of this Prospectus except to officers or partners of the Representatives and other members of the underwriting or selling group and officers or partners thereof in compliance with the applicable provisions of the Corporate Financing Rules of the NASD. The Representatives' Warrants contain anti-dilution provisions providing for adjustment of the Exercise Price upon the occurrence of certain events, including recapitalizations, mergers, consolidations and combinations. The holders of the Representatives' Warrants have no voting, dividend, or other rights as stockholders of the Company with respect to shares of Common Stock underlying the Representatives' Warrants, unless the Representatives' Warrants have been exercised.

    A new registration statement or post-effective amendment to the Registration Statement will be required to be filed and declared effective before distribution to the public of the shares of Common Stock issuable upon exercise of the Representatives' Warrants (the "Warrant Shares"). The Company has agreed, on one occasion when requested and at its expense, to make all necessary filings to permit a public offering of the Warrant Shares during the period beginning one year after the date hereof and ending four years thereafter and to use its best efforts to cause such filing to become effective under the Act and remain effective under such Act for a period of at least twelve (12) months. In addition, the Company has agreed for the period starting at the beginning of the second year after the date hereof and ending at the conclusion of the fifth year after the date hereof to give advance notice to holders of the Representatives' Warrants and Warrant Shares of its intention to file a registration statement, and in such case, the holders shall have the right to require the Company to include the Representatives' Warrants and Warrant Shares in such registration statement at the Company's expense.

    During the period that the Representatives' Warrants are exercisable, the Representatives and any transferee will have the opportunity to profit from a rise in the market price of Common Stock with a resulting dilution in the interest of other stockholders. In addition, the terms on which the Company will be able to obtain additional capital during the exercise period may be adversely affected insofar as the Representatives are likely to exercise the Representatives' Warrants at a time when the Company would, in all likelihood, be able to obtain capital by a new offering of securities on terms more favorable than those provided by the terms of the Representatives' Warrants.

OBSERVER OF THE BOARD OF DIRECTORS

    In connection with this Offering, the Company has agreed that, for the three-year period commencing on the date of this Prospectus, Laidlaw Equities, Inc. has the right to appoint a designee as an observer at all meetings of the Company's Board of Directors. This designee has the right to attend all meetings of the Board of Directors and shall be entitled to receive the same reimbursement for all expenses of attendance at such meetings. Laidlaw Equities, Inc. has not yet selected a designee and Laidlaw Equities, Inc. may designate different individuals to serve in this capacity from time to time. In addition, the Company has agreed to purchase directors and officers liability insurance in an amount not less than $1,000,000.


    Laidlaw Holdings Asset Management, whose portfolio managers are also registered representatives of Laidlaw Equities, Inc., one of the Representatives, is the subject of an informal investigation by the enforcement division of the Commission which investigation involves the possible charging of its advisory clients disparate commission rates without adequate disclosure.


    The foregoing summary of the principal terms of the Underwriting Agreement and the Representatives' Warrants does not purport to be complete and is qualified in its entirety by reference to the form of Underwriting Agreement and the form of Representatives' Warrants, which have been filed as exhibits to the Registration Statement.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Lev, Berlin & Dale, P.C., Norwalk, Connecticut. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Olshan Grundman Frome & Rosenzweig LLP, New York, New York.

                                    EXPERTS

    The financial statements and schedules included in this Prospectus and included elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission, Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules files as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, NY 10048, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. Such material may also be accessed electronically by the means of the Commission's home page on the Internet at http://www.sec.gov. In addition, the Common Stock has been approved for listing on the American Stock Exchange (AMEX), subject to official notice of issuance . Reports and other information concerning the Company may be inspected at the offices of AMEX, 86 Trinity Street, New York, New York 10006.

    The Company intends to furnish its stockholders with annual reports containing financial statements which will be audited by its independent public accounting firm, and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                         INDEX TO FINANCIAL STATEMENTS
                             PURO WATER GROUP, INC.

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Public Accountants...................................................................        F-2
Balance Sheets.............................................................................................        F-3
Statements of Operations...................................................................................        F-4
Statements of Stockholders' Equity.........................................................................        F-5
Statements of Cash Flows...................................................................................        F-6
Notes to Financial Statements..............................................................................        F-7

                          ELECTRIFIED COMPANIES, INC.

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Public Accountants...................................................................       F-17
Balance Sheet..............................................................................................       F-18
Statements of Operations...................................................................................       F-19
Statements of Stockholders' Equity.........................................................................       F-20
Statements of Cash Flows...................................................................................       F-21
Notes to Financial Statements..............................................................................       F-22

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of Puro Water Group, Inc.:

    We have audited the accompanying balance sheet of Puro Water Group, Inc. (a Delaware corporation) as of December 31, 1995, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and for the period from inception (February 1, 1994) to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Puro Water Group, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the year ended December 31, 1995 and for the period from inception (February 1, 1994) to December 31, 1994, in conformity with generally accepted accounting principles.


New York, New York
May 1, 1996 (except for the
matters described in Note 13,
as to which the date
is February 4, 1997)

                             PURO WATER GROUP, INC.
                                 BALANCE SHEETS

                                     ASSETS

                                                                                                           SEPTEMBER 30,
                                                                                       DECEMBER 31, 1995       1996
                                                                                       -----------------   -------------
                                                                                                            (UNAUDITED)
CURRENT ASSETS:
  Cash...............................................................................     $  689,332        $    326,285
  Accounts receivable, less allowance for doubtful accounts of $195,905 and $157,320,
    respectively.....................................................................      1,149,187           2,495,156
  Inventory..........................................................................        348,960             442,592
  Prepaid expenses...................................................................         89,912             314,003
                                                                                       -----------------   -------------
    Total current assets.............................................................      2,277,391           3,578,036
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $385,044 and
  $734,763, respectively (Note 4)....................................................      3,404,240           5,652,429
INTANGIBLE ASSETS, net of accumulated amortization of $285,619 and $687,948,
  respectively (Note 5)..............................................................      2,607,336           7,644,390
DEFERRED REGISTRATION COSTS                                                                 --                   198,800
OTHER ASSETS.........................................................................         61,359             179,212
                                                                                       -----------------   -------------
    TOTAL ASSETS.....................................................................     $8,350,326        $ 17,252,867
                                                                                       -----------------   -------------
                                                                                       -----------------   -------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable...................................................................     $  288,810        $    619,106
  Accrued expenses and other current liabilities.....................................        191,074             316,442
  Deferred income....................................................................        116,466             248,874
  Short-term borrowings (Note 6).....................................................         50,000           1,050,000
  Current portion of long-term debt (Note 7).........................................        415,775           1,380,726
  Current portion of capital lease obligations (Note 10).............................        166,262             210,865
                                                                                       -----------------   -------------
    Total current liabilities........................................................      1,228,387           3,826,013
LONG-TERM LIABILITIES:
  Long-term debt (Note 7)............................................................      2,505,090           7,687,589
  Capital lease obligations (Note 10)................................................        317,423             234,731
  Deferred tax liability.............................................................        372,000             603,655
  Other liabilities..................................................................        412,584             371,248
                                                                                       -----------------   -------------
    Total long-term liabilities......................................................      3,607,097           8,897,223
COMMITMENTS (Note 12)
STOCKHOLDERS' EQUITY:
  Common stock, $.0063 par value, 10,000,000 shares authorized; and 1,971,361 and
    2,069,929 shares issued and outstanding, respectively............................         12,420              13,041
  Additional paid-in capital.........................................................      2,842,694           3,342,073
  Retained earnings..................................................................        659,728           1,174,517
                                                                                       -----------------   -------------
    Total stockholders' equity.......................................................      3,514,842           4,529,631
                                                                                       -----------------   -------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......................................     $8,350,326        $ 17,252,867
                                                                                       -----------------   -------------
                                                                                       -----------------   -------------

      The accompanying notes are an integral part of these balance sheets.

                             PURO WATER GROUP, INC.
                            STATEMENTS OF OPERATIONS

                                           FOR THE PERIOD
                                           FROM INCEPTION          FOR THE            FOR THE             FOR THE
                                         (FEBRUARY 1, 1994)         YEAR            NINE MONTHS         NINE MONTHS
                                           TO DECEMBER 31,          ENDED              ENDED               ENDED
                                                1994          DECEMBER 31, 1995  SEPTEMBER 30, 1995  SEPTEMBER 30, 1996
                                         -------------------  -----------------  ------------------  ------------------
                                                                                    (UNAUDITED)         (UNAUDITED)
REVENUE:
  Bottled water sales and other
  revenue..............................     $   2,918,844       $   4,175,395      $    3,121,054      $    6,383,653
  Rental revenue.......................         1,135,624           1,325,769             992,157           1,684,092
                                         -------------------  -----------------  ------------------  ------------------
                                                4,054,468           5,501,164           4,113,211           8,067,745

COST OF GOODS SOLD:
  Cost of goods sold (excluding
  depreciation)........................         1,146,789           1,615,228           1,262,876           2,292,550
  Depreciation.........................           106,178             237,518             130,160             336,440
                                         -------------------  -----------------  ------------------  ------------------
GROSS PROFIT...........................         2,801,501           3,648,418           2,720,175           5,438,755

OPERATING EXPENSES:
  Operating expenses (excluding
  depreciation and amortization).......         1,196,894           1,305,786           1,013,959           1,523,137
  General and administrative
  expenses.............................           948,358           1,309,478             917,177           1,892,384
  Depreciation and amortization........           113,112             213,855             148,714             422,277
                                         -------------------  -----------------  ------------------  ------------------
  Total operating expenses.............         2,258,364           2,829,119           2,079,850           3,837,798
                                         -------------------  -----------------  ------------------  ------------------

INCOME FROM OPERATIONS.................           543,137             819,299             640,325           1,600,957

OTHER INCOME (EXPENSE):
  Other income (expense)...............            46,933             118,577             107,520              (5,335)
  Interest expense.....................          (130,245)           (302,973)           (220,864)           (541,264)
  Plant relocation charges.............          --                  --                  --                  (250,000)
                                         -------------------  -----------------  ------------------  ------------------
                                                  (83,312)           (184,396)           (113,344)           (796,599)
                                         -------------------  -----------------  ------------------  ------------------

INCOME BEFORE PROVISION FOR INCOME
  TAXES................................           459,825             634,903             526,981             804,358

PROVISION FOR INCOME TAXES.............           204,000             231,000             189,713             289,569
                                         -------------------  -----------------  ------------------  ------------------

NET INCOME.............................     $     255,825       $     403,903      $      337,268      $      514,789
                                         -------------------  -----------------  ------------------  ------------------
                                         -------------------  -----------------  ------------------  ------------------

PER SHARE INFORMATION:
  Earnings per share (Note 2)..........     $        0.14       $        0.21      $         0.18      $         0.23
                                         -------------------  -----------------  ------------------  ------------------
                                         -------------------  -----------------  ------------------  ------------------
  Weighted average common shares
  outstanding (Note 2).................         1,843,407           1,927,662           1,843,407           2,237,679
                                         -------------------  -----------------  ------------------  ------------------
                                         -------------------  -----------------  ------------------  ------------------

        The accompanying notes are an integral part of these statements.

                             PURO WATER GROUP, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                      COMMON STOCK
                                                 -----------------------   ADDITIONAL
                                                 NUMBER OF                  PAID-IN-      RETAINED
                                                   SHARES     PAR VALUE     CAPITAL       EARNINGS       TOTAL
                                                 ----------  -----------  ------------  ------------  ------------
BALANCE AT INCEPTION
 (February 1, 1994)............................      --       $  --       $    --       $    --       $    --
Issuance of common stock (Note 1)..............   1,577,089       9,936        845,178       --            855,114
Net income.....................................      --          --            --            255,825       255,825
                                                 ----------  -----------  ------------  ------------  ------------

BALANCE, December 31, 1994.....................   1,577,089       9,936        845,178       255,825     1,110,939
Issuance of common stock.......................     394,272       2,484      1,997,516       --          2,000,000
Net income.....................................      --          --            --            403,903       403,903
                                                 ----------  -----------  ------------  ------------  ------------

BALANCE, December 31, 1995.....................   1,971,361      12,420      2,842,694       659,728     3,514,842
Issuance of common stock (Note 13).............      98,568         621        499,379       --            500,000
Net income (unaudited).........................      --          --            --            514,789       514,789
                                                 ----------  -----------  ------------  ------------  ------------
BALANCE, September 30, 1996 (unaudited)........   2,069,929   $  13,041   $  3,342,073  $  1,174,517  $  4,529,631
                                                 ----------  -----------  ------------  ------------  ------------
                                                 ----------  -----------  ------------  ------------  ------------

        The accompanying notes are an integral part of these statements.

                             PURO WATER GROUP, INC.
                            STATEMENTS OF CASH FLOWS


                                                 FOR THE PERIOD       FOR THE
                                                 FROM INCEPTION        YEAR           FOR THE             FOR THE
                                               (FEBRUARY 1, 1994)      ENDED        NINE MONTHS         NINE MONTHS
                                                       TO            DECEMBER          ENDED               ENDED
                                                DECEMBER 31, 1994    31, 1995    SEPTEMBER 30, 1995  SEPTEMBER 30, 1996
                                               -------------------  -----------  ------------------  ------------------
                                                                                    (UNAUDITED)         (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.................................       $ 255,825       $   403,903     $    337,268        $    514,789
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation and amortization..............         219,290           451,373          278,874             758,717
  Deferred taxes.............................         185,000           187,000           40,980             231,655
  Provision for allowance for doubtful
    accounts.................................          86,920           (11,026)          20,978             (38,585)
  Changes in Assets and Liabilities..........
    Decrease (increase) in accounts
      receivable.............................          10,214          (535,069)        (450,063)         (1,307,384)
    Increase in inventory....................         (52,242)          (91,960)          (4,100)            (93,632)
    Increase in prepaid expenses and other
      assets.................................        (114,755)          (36,516)         (33,487)           (341,944)
    Increase in deferred registration
      costs..................................          --               --               --                 (198,800)
    Increase (decrease) in accounts payable,
      accrued expenses and other
      liabilities............................         198,072            (1,363)         247,733             414,328
    (Decrease) increase in deferred income...        (561,174)           26,386          (28,157)            132,408
                                                     --------       -----------  ------------------  ------------------
      Net cash provided by operating
        activities...........................         227,150           392,728          410,026              71,552
                                                     --------       -----------  ------------------  ------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and
    equipment................................        (453,540)       (1,143,105)        (629,628)         (2,517,503)
  Net assets acquired (Note 3)...............          --            (1,683,135)        (999,051)         (5,446,052)
                                                     --------       -----------  ------------------  ------------------
      Net cash (used in) investing
        activities...........................        (453,540)       (2,826,240)      (1,628,679)         (7,963,555)
                                                     --------       -----------  ------------------  ------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Short-term borrowings......................         150,000          (100,000)         400,000           1,000,000
  Repayment of capital lease obligations.....         (36,465)         (149,623)        (140,638)           (118,494)
  Repayment of long-term debt................        (211,262)         (373,517)        (280,138)           (280,138)
  Proceeds from long-term debt...............         277,040         1,686,386        1,249,799           6,427,588
  Proceeds from sale of common stock.........          --             2,000,000          --                  500,000
                                                     --------       -----------  ------------------  ------------------
      Net cash provided by financing
        activities...........................         179,313         3,063,246        1,229,023           7,528,956
                                                     --------       -----------  ------------------  ------------------
NET (DECREASE) INCREASE IN CASH..............         (47,077)          629,734           10,370            (363,047)
CASH, beginning of period....................         106,675            59,598           59,598             689,332
                                                     --------       -----------  ------------------  ------------------
CASH, end of period..........................       $  59,598       $   689,332     $     69,968        $    326,285
                                                     --------       -----------  ------------------  ------------------
                                                     --------       -----------  ------------------  ------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
Cash paid for:
  Interest...................................       $ 146,995       $   302,973     $    182,214        $    521,019
  Income taxes...............................       $   6,887       $   121,039     $    --             $    --
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
  ACTIVITIES:
  Capital lease obligations incurred.........       $ 415,728       $   113,041     $    113,041        $     80,405


        The accompanying notes are an integral part of these statements.

                             PURO WATER GROUP, INC.
                         NOTES TO FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 1995

1.  ORGANIZATION AND BUSINESS
    Puro Water Group, Inc. (the "Company"), a Delaware corporation, formerly The Puro Corporation of America, is a bottler and distributor of spring and purified drinking water, serving commercial and residential users in the metropolitan New York area. The Company markets its drinking water under the brand names Puro, American Eagle Spring Water, Nature's Best Spring Water and Lectro-Still. The Company also rents and services water coolers, filtration systems, and plumbed-in fountains located in businesses, factories and homes in the metropolitan New York area.

    On February 1, 1994, the Company, a holding company, completed the acquisition of all of the outstanding common stock of The Puro Corporation of America, a New York corporation ("Puro NY"), and LSL Hydro Systems, Inc. ("Hydro"). Immediately prior to the acquisition, Puro NY and Hydro purchased stock owned by certain stockholders which represented ownership of 50% of each of the companies for cash of $1,000,000 and the issuance of $100,000 in notes payable. The transaction was accounted for under the purchase method with the purchase price deemed to be $1,500,000 based on the ultimate ownership and management's estimate of fair value at the time of the acquisition. Such purchase price was in excess of the net assets acquired in the amount of approximately $1,200,000. Because Hydro and Puro NY had a common control group, that portion of the assets of the Company attributable to the control group (approximately 26%), were accounted for as having been acquired at a carryover historical basis of $31,000. The purchase has been allocated to the fair market value of the assets acquired and liabilities assumed which resulted in goodwill of approximately $1,200,000. This amount is being amortized over fifteen years. The individual predecessor financial statements as of and for the one month ended January 31, 1994 are not presented as this information is not material to the Company's overall results of operations.

2.  SIGNIFICANT ACCOUNTING POLICIES

MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORY

    Inventory is stated at the lower of cost or market and cost is determined using the first-in, first-out method. Inventory is comprised of water coolers and parts, office refreshment supplies and water.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at historical cost. The building is depreciated utilizing the straight-line method over 40 years and equipment is depreciated utilizing the straight-line method over the estimated useful lives of 8 to 25 years. Equipment held under capital leases are amortized utilizing the straight-line method over the lesser of the lease or estimated useful life of the asset in accordance with Statement of Financial Accounting Standards ("SFAS") No. 13 "Accounting for Leases."

                             PURO WATER GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            AS OF DECEMBER 31, 1995

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INTANGIBLE ASSETS

    Intangible assets are recorded based on the value of certain assets obtained in the acquisition of other companies and are amortized on the straight-line method over the following periods:

Goodwill........................................      15 years
Customer lists..................................       6 years
Covenants-not-to-compete........................   3 - 7 years

Subsequent to its acquisitions, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of the intangible assets may warrant revision or that the remaining balance may not be recoverable. When factors indicate that intangible assets should be evaluated for possible impairment, the Company uses an estimate of the undiscounted net income over the remaining life of the intangible assets in measuring whether it is recoverable.

REVENUE RECOGNITION

    Revenue on sales of bottled water and coolers is recognized upon delivery. Leases of water coolers and filters are accounted for under the operating method and, accordingly, rental income is reported over the terms of the leases.

INCOME TAXES

    The Company accounts for its income taxes under SFAS No. 109, "Accounting for Income Taxes", which requires recognition of deferred tax liabilities and assets for the estimated future tax effects of events that have been recognized in the financial statements or income tax returns. Under this method, deferred tax liabilities and assets are determined based on differences between the financial accounting and income tax bases of assets and liabilities, and the use of carryforwards, if any, using enacted tax rates in effect for the years in which the differences and carryforwards are expected to reverse and be utilized.

EARNINGS PER SHARE

    Earnings per share was computed by dividing net income by the weighted average number of common shares and common share equivalents outstanding during the respective periods, which includes for all periods, (i) the retroactive effect of the April 1996 stock split (Note 13) and the reverse stock split, which will occur prior to the consummation of the Company's initial public offering (Note 13), (ii) the sale of 98,568 shares of common stock in May 1996 (Note 13), (iii) the impact of options, held by two stockholders, to purchase 123,210 shares of Common Stock at the initial offering price, less underwriting discounts and commissions (Note 13) and (iv) the impact of the exercise of 56,860 warrants (Note 13).

NEW ACCOUNTING PRONOUNCEMENTS

    During March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which is effective for the fiscal year beginning after December 15, 1995. The Company does not expect the adoption of this standard to have a material effect on the Company's financial position or results of operations.

    During October 1995, the FASB issued SFAS No. 123, "Accounting for Stock Based Compensation". This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 encourages entities to adopt a fair value based method of accounting for stock

                             PURO WATER GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            AS OF DECEMBER 31, 1995

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) compensation plans. However, SFAS No. 123 also permits the Company to continue to measure compensation costs under pre-existing accounting pronouncements. If the fair value based method of accounting is not adopted, SFAS No. 123 requires pro forma disclosures of net income and net income per common share in the notes to financial statements. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995, though they may be adopted on issuance. The disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995, or for an earlier fiscal year for which SFAS No. 123 is initially adopted for recognizing compensation cost. The Company does not expect the adoption of this statement to have a material effect on the Company's financial position or results of operations.

INTERIM PERIODS PRESENTED

    The interim financial statements for the nine months ended September 30, 1996 and the nine months ended September 30, 1995 are unaudited. Accordingly, they do not include all of the information and notes required by generally accepted accounting principals for complete financial statements. In the opinion of the Company, these unaudited financial statements reflect all adjustments necessary, consisting of normal recurring adjustments, for a fair presentation of such data on a basis consistent with that of the audited data presented herein. The results of operations for interim periods are not necessarily indicative of the results for a full year.

3.  ACQUISITIONS
    During 1994 and 1995, the Company acquired certain assets and assumed certain liabilities of several companies operating in the bottled water industry. The acquisitions were paid for with cash and the issuance of notes (Note 7). All acquisitions have been accounted for under the purchase method and therefore operations of the companies acquired have been included in the accompanying Statements of Operations from their respective dates of acquisition. Although the individual acquisitions were not material to the Company's financial position or results of operations, the total purchase price for all of the Company's 1995 acquisitions was approximately $2,200,000. Pro Forma results of operations have not been provided as the information was not material to the Company's overall results of operations. Additionally, the Company incurred certain non-recurring expenses associated with these acquisitions which have been reflected in the Company's Statements of Operations for the years ended December 31, 1995 and for the period from inception to December 31, 1994.

    In accordance with one of the purchase agreements, the seller has the option to convert the unpaid principal of the note into shares of Common Stock of the Company in the event of an Initial Public Offering ("IPO") of the Common Stock of the Company, at the Offering price less underwriting discounts and commissions.

                             PURO WATER GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            AS OF DECEMBER 31, 1995

4.  PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment is comprised of the following:

                                                                  DECEMBER 31,  SEPTEMBER 30,
                                                                      1995          1996
                                                                  ------------  -------------
Land and building...............................................   $  946,088    $   946,088
Building improvements...........................................       67,488        180,406
Rental equipment................................................    1,418,106      2,142,794
Vehicles held under capital leases..............................      669,775        750,170
Vehicles........................................................      126,826        363,826
Bottles and crates..............................................      304,388        475,894
Machinery and equipment.........................................      128,585      1,341,234
Furniture and fixtures..........................................      128,028        186,780
                                                                  ------------  -------------
                                                                    3,789,284      6,387,192
Less: Accumulated depreciation..................................      385,044        734,763
                                                                  ------------  -------------
    Property, plant and equipment, net..........................   $3,404,240    $ 5,652,429
                                                                  ------------  -------------
                                                                  ------------  -------------

Depreciation aggregated $262,074 and $122,970, respectively, for the year ended December 31, 1995 and for the period from inception to December 31, 1994.

5.  INTANGIBLE ASSETS
    Intangible assets are comprised of the following:

                                                                  DECEMBER 31,  SEPTEMER 30,
                                                                      1995          1996
                                                                  ------------  -------------
Goodwill........................................................   $2,290,408    $ 7,729,791
Covenants-not-to-compete........................................      338,333        338,333
Customer lists..................................................      264,214        264,214
                                                                  ------------  -------------
                                                                    2,892,955      8,332,338
Less: Accumulated amortization..................................      285,619        687,948
                                                                  ------------  -------------
    Intangible assets, net......................................   $2,607,336    $ 7,644,390
                                                                  ------------  -------------
                                                                  ------------  -------------

Amortization on intangible assets aggregated $189,299 and $96,320, respectively, for the year ended December 31, 1995 and for the period from inception to December 31, 1994.

6.  SHORT-TERM BORROWINGS
    The Company has a line of credit available with a bank for $3,000,000 and a subordinated line of credit with a bank for $4,000,000 as of September 30, 1996 and had a $1,000,000 line of credit with a bank at December 31, 1995. The Company had $2,500,000 outstanding on the $3,000,000 line which was converted into two notes with the bank (see Note 7) as of September 30, 1996 (unaudited). There were no amounts

                             PURO WATER GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            AS OF DECEMBER 31, 1995

6.  SHORT-TERM BORROWINGS (CONTINUED)
outstanding on the $4,000,000 subordinated line of credit as of September 30, 1996 and no amounts were outstanding on the $1,000,000 line of credit as of December 31, 1995. The outstanding amounts on short-term borrowings as of September 30, 1996 (unaudited) and December 31, 1995 are as follows:

                                                                  DECEMBER 31,  SEPTEMBER 30,
                                                                      1995          1996
                                                                  ------------  -------------
Demand notes with stockholder with interest at prime plus
 .75%...........................................................   $   50,000    $ 1,050,000
                                                                  ------------  -------------
                                                                   $   50,000    $ 1,050,000
                                                                  ------------  -------------
                                                                  ------------  -------------

The prime rate was 8.25% and 8.50% as of September 30, 1996 and December 31, 1995, respectively.

7.  LONG-TERM DEBT
    Long-term debt consists of the following:

                                                                                      DECEMBER 31,
                                                                                          1995
                                                                                      ------------  SEPTEMBER 30,
                                                                                                        1996
                                                                                                    -------------
                                                                                                     (UNAUDITED)

BANK FINANCING
Mortgage payable, due in monthly installments of $9,941 including interest at
 10.75%, balloon payment of $886,873 due June 1, 1998...............................   $  939,190    $   925,042
Promissory note payable to bank, bearing interest at prime plus .50%, due in monthly
 installments through October 2003..................................................           --      1,500,000
Promissory note payable to bank, bearing interest at prime plus .25%, monthly interest payments only through September 1999 and then balloon payment of full
 principal due September 1999.......................................................           --      1,000,000
Promissory note payable to bank, bearing interest at prime plus 1.50%, due in
 monthly installments through February 1999.........................................      257,291             --
Promissory note payable to bank, bearing interest at prime plus 1.50%, due in
 monthly installments through April 1999............................................       52,500             --
ACQUISITION FINANCING (NOTES 3 AND 13)
Note payable to seller of $500,000, related to Mountainwood acquisition, bearing interest at 8%, monthly interest payments only through July 1, 1999 principal payment of $125,000 on July 1, 1999, and then equal monthly installments through
 July 1, 2003.......................................................................           --        500,000
Note payable to seller of $250,000, related to Mountainwood acquisition, bearing interest at 8%, monthly interest payments only through June 30, 1999 and then
 balloon payment of full principal due on June 30, 1999.............................           --        250,000
Notes payable to seller of $2,900,000 and $600,000, related to Electrified
 Companies, Inc. bearing interest at prime rate, interest payments only due through
 February 1997, and then equal monthly installments from March 1997 through February
 2000...............................................................................           --      3,500,000
Notes payable to sellers associated with 1995 and 1994 acquisitions, bearing interest at rates ranging from 8-9% (certain non-interest bearing notes include interest at rates reflecting the Company's incremental borrowing rate), due in
 monthly installments through January 2001..........................................    1,345,334      1,136,811

                             PURO WATER GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            AS OF DECEMBER 31, 1995

7.  LONG-TERM DEBT (CONTINUED)

STOCKHOLDER NOTES PAYABLE
Loan from stockholder, bearing interest at prime plus .75% due in equal monthly
 installments commencing April 1997 through January 2001............................   $  250,000    $   250,000
Notes payable to former stockholders, non-interest bearing, due in three equal
 installments of $33,333, through February 1997.....................................       66,667             --
OTHER
Other notes payable bearing interest at 9%, due in monthly varying installments
 through January 1998...............................................................        9,883          6,462
                                                                                      ------------  -------------
Total...............................................................................    2,920,865      9,068,315
Less: current portion...............................................................      415,775      1,380,726
                                                                                      ------------  -------------
Long-term debt......................................................................   $2,505,090    $ 7,687,589
                                                                                      ------------  -------------
                                                                                      ------------  -------------

Maturities of long-term debt over the next five years are as follows:

Year Ended December 31,
        1996..................................................  $ 415,775
        1997..................................................    492,383
        1998..................................................  1,369,363
        1999..................................................    341,631
        2000 and thereafter...................................    301,713
                                                                ---------
                                                                $2,920,865
                                                                ---------
                                                                ---------

8.  INCOME TAXES
    Components of the income tax provision for the year ended December 31, 1995 and from the period from inception (February 1, 1994) through December 31, 1994 are as follows:

                                                     CURRENT    DEFERRED     TOTAL
                                                    ---------  ----------  ----------
1995:
  Federal.........................................  $  20,000  $  152,000  $  172,000
  State and local.................................     24,000      35,000      59,000
                                                    ---------  ----------  ----------
                                                    $  44,000  $  187,000  $  231,000
                                                    ---------  ----------  ----------
                                                    ---------  ----------  ----------

1994:
  Federal.........................................  $  --      $  149,000  $  149,000
  State and local.................................     19,000      36,000      55,000
                                                    ---------  ----------  ----------
                                                    $  19,000  $  185,000  $  204,000
                                                    ---------  ----------  ----------
                                                    ---------  ----------  ----------

                             PURO WATER GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            AS OF DECEMBER 31, 1995

8.  INCOME TAXES (CONTINUED)
The actual tax expense differed from the "expected" amounts by applying the U.S. Federal income tax rate of 34% as follows:

                                                                                  1995   1994
                                                                                  ----   ----

Federal income tax at statutory rate............................................   34%     34%
Purchase accounting.............................................................  (3)     --
State income taxes net of federal...............................................
    income tax benefit..........................................................    6       8
Other...........................................................................  (1)       2
                                                                                  ----   ----
    Actual income tax provision.................................................   36%     44%
                                                                                  ----   ----
                                                                                  ----   ----

The net deferred tax liability at December 31, 1995 primarily consists of the differences between depreciation recorded for tax and book purposes.

9.  STOCKHOLDERS' EQUITY
    In October 1995, the Company entered into a Stock Purchase Agreement with certain stockholders of the Company to purchase 394,272 shares of the Company's stock for an aggregate purchase price of $2,000,000.

10.  CAPITAL LEASE OBLIGATIONS
    The Company is the lessee of certain fixed assets under capital leases expiring through 1999. The assets and liabilities under capital leases are recorded at the lower of the present value of minimum lease payments or the fair market value of the asset. The assets are depreciated over their estimated useful lives. Interest rates on capital leases vary from 3.5% to 7.0%.

    Future minimum payments under these lease agreements for the next four years are as follows:

Year Ended December 31,
        1996..........................................  $ 188,363
        1997..........................................    188,363
        1998..........................................    144,237
        1999..........................................     10,868
                                                        ---------
Total minimum lease payments..........................    531,831

Less: Amount representing interest....................     48,146
                                                        ---------
    Present value of net minimum lease payments.......  $ 483,685
                                                        ---------
                                                        ---------

11.  BENEFIT PLANS
    The Company's noncontributory pension plan provides benefits upon the death or retirement of eligible employees. The Company's policy is to fund the annual amount deductible for Federal income tax purposes. During 1995, the Company elected to freeze the plan and, accordingly, no further contributions will be made on behalf of the Company.

                             PURO WATER GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            AS OF DECEMBER 31, 1995

11.  BENEFIT PLANS (CONTINUED)
    The Company maintains a defined contribution pension plan for eligible employees pursuant to Section 401(k) of the Internal Revenue Code ("IRC"). Pursuant to the plan, employees can contribute a maximum established by the IRC. Although the Company is not obligated to contribute to the plan, for the year ended December 31, 1995, the Company contributed approximately $2,300.

12.  COMMITMENTS

LEASES

    As of December 31, 1995, the Company had leased certain office and warehouse space. Leases for this space expire through March 2001, and call for annual rent with insignificant escalations through the end of the leases. The Company has also entered into several operating leases for office equipment.

    Future minimum payments for operating leases at December 31, 1995 are as follows:

Year Ended December 31,
        1996.............................................  $  64,000
        1997.............................................     64,533
        1998.............................................     67,760
        1999.............................................     71,148
        2000 and thereafter..............................     92,610

Rental expense for the year ended December 31, 1995 and the period from inception to December 31, 1994 was $139,660 and $42,381, respectively.

EMPLOYMENT AGREEMENTS

    Prior to the consummation of the initial public offering (Note 13), the Company will enter into employment agreements with its President and Chief Executive Officer. The President's agreement will provide for an annual base salary of $100,000 for a term of five years. The agreement may be extended at the sole discretion of the Board of Directors upon the same terms and conditions. In the event that the Board of Directors does not extend the term of the agreement and a mutually acceptable alternative agreement cannot be negotiated with the Board of Directors upon the expiration of this agreement, the President will be entitled to a severance payment equal to two times his annual base salary. The Chief Executive Officer's agreement will provide for an annual base salary of $187,000 for a term of five years. The agreement may be extended at the sole discretion of the Board of Directors upon the same terms and conditions. In the event that the Board of Directors does not extend the term of the agreement and a mutually acceptable alternative agreement cannot be negotiated with the Board of Directors upon the expiration of this agreement, the Chief Executive Officer will be entitled to a severance payment equal to three times his annual base salary.

13.  SUBSEQUENT EVENTS

ACQUISITION

    On January 31, 1996, the Company acquired the net assets of Electrified Companies, Inc., a company operating in the bottled water industry. The purchase agreement called for total payments to be made to the seller in the aggregate amount of $5,000,000, including payments totaling $437,801 to satisfy two bank loans of the seller and certain consideration for other outstanding liabilities. The $5,000,000 is to be paid through a cash payment of $1,000,000 at the closing, a $500,000 note payable, which has been paid, and two notes

                             PURO WATER GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            AS OF DECEMBER 31, 1995

13.  SUBSEQUENT EVENTS (CONTINUED)
payable for $2,900,000 and $600,000, respectively, bearing interest at the prime rate. Interest payments only are due through February 1997, and then equal monthly installments will be made from March 1997 through February 2000.

    Summarized below is the unaudited pro forma results of operations of the Company for the year ended December 31, 1995 as though this acquisition had occurred on January 1, 1995. Adjustments have been made for pro forma income taxes, amortization of intangible assets related to this acquisition and interest expense as a result of this acquisition. Pro Forma results of operations of the Company, for the nine months ended September 30, 1996, are not provided as the information was not material to the Company's overall results of operations.

                                                                            FOR THE YEAR ENDED
                                                                            DECEMBER 31, 1995
                                                                            ------------------
Pro Forma:
  Revenues................................................................    $   10,659,418
  Net income..............................................................    $        7,000
  Earnings per share......................................................    $         0.00

    These pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the acquisition been made at the beginning of 1995, or of results which may occur in the future.

    On June 27, 1996, the Company entered into an agreement to acquire certain assets of Mountain Spring Water Co., Inc., and White Mountain Company, Inc., (collectively "Mountainwood") both operating in the bottled water industry. Under the terms of the agreement, the acquisition is effective as of July 1, 1996. The purchase agreement called for total payments to be made to the seller in the aggregate amount of $1,250,000. The $1,250,000 purchase price is comprised of a cash payment of $500,000 at the closing on June 27, 1996, and two separate notes payable for $500,000 and $250,000 bearing interest at 8%. The note of $500,000 will have interest payments only through July 1, 1999, at which time a $125,000 principal payment will be made. Thereafter, through July 1, 2003, monthly principal payments of $10,000 will be paid. The principal and interest on the $250,000 note shall be paid through monthly payments of interest only through June 30, 1999, at which time the entire unpaid principal and interest is due. The $500,000 cash payment was borrowed from the Company's majority shareholder and is included in short-term borrowings in the accompanying balance sheet (unaudited) as of September 30, 1996.

    In connection with these two acquisitions, the Company incurred certain non-recurring expenses of approximately $47,000, which have been reflected in the Company's unaudited Statement of Operations for the nine months ended September 30, 1996.

INITIAL PUBLIC OFFERING

    The Company is pursuing an initial public offering of its securities. The proposed offering presently contemplates the sale of 1,350,000 shares of common stock at $6.00 per share. The Company plans to use a portion of the proceeds of the proposed offering to repay approximately $5,500,000 of the acquisition and bank financing, described in Note 7, outstanding at September 30, 1996. The supplementary earnings per share for the nine months ended September 30, 1996 (unaudited), which follows, gives supplemental effect to the issuance of 586,359 shares of common stock for the entire period during which the acquisition and bank financing was outstanding, which is the number of shares to be issued in the proposed initial public offering, the proceeds of which would be used to repay approximately $5,500,000 of debt outstanding at

                             PURO WATER GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            AS OF DECEMBER 31, 1995

13.  SUBSEQUENT EVENTS (CONTINUED)
September 30, 1996, as well as to effect the reduction of related interest expense in that period. These shares are presumed outstanding for supplementary purposes only, and were neither issued nor outstanding for any purpose during the nine months ended September 30, 1996.

                                                                     FOR THE NINE MONTHS
                                                                   ENDED SEPTEMBER 30, 1996
                                                                   ------------------------
                                                                         (UNAUDITED)
  Supplementary earnings per share...............................        $       0.29
                                                                          -----------
                                                                          -----------
  Supplementary weighted average common shares
    outstanding..................................................           2,824,038
                                                                          -----------
                                                                          -----------

STOCK SPLIT

    In April 1996, the Company approved an increase in the amount of authorized common stock from 2,000,000 to 10,000,000 shares and a change in the Common Stock par value from $.01 to $.003125. Immediately thereafter, the Company authorized a 3.2 for 1 stock split on all common stock outstanding. All information in the accompanying financial statements has been retroactvely restated to give effect to the stock split.

SALE OF COMMON STOCK

    In May, 1996, a third party investor purchased 98,568 shares of Common Stock for an aggregate purchase price of $500,000. In November 1996, the investor was also granted options to purchase 49,284 shares of the Company's Common Stock at the IPO price less underwriting discounts and commissions in the event of an initial public offering. These options are still outstanding.

EXERCISE OF STOCK WARRANTS

    In October 1996, certain entities, under the control of the Chairman of the Board of Directors and a principal stockholder of the Company, exercised stock warrants for an aggregate 2.5% of the outstanding Common Stock and stock options of the Company, immediately after said exercise, for a total of $1,000. Said warrants were issued on January 28, 1994, in connection with the initial capitalization of the Company and the investment in the Company by the holder. The fair market value of the stock underlying the warrants was $31,000 at the time of issuance. The warrants were not subject to any restrictions. Pursuant to the exercise of the aforementioned warrants, the stockholder received a total of 56,860 shares of Common Stock.

STOCK OPTION GRANTS

    In November 1996, the Company granted options to purchase 49,284 shares of Common Stock and 24,642 shares of Common Stock, respectively, to the Chairman of the Board of Directors and a principal stockholder of the Company and entities controlled by him. These options may be exercised over fifty-four and fifty-seven month periods from the grant date and are exercisable at the IPO price per share of the Company's Common Stock less underwriter's discounts and commissions. All of these options are still outstanding.

REVERSE STOCK SPLIT AND RECAPITALIZATION

    In connection with the pending initial public offering described above, the Company will effect a recapitalization whereby the presently outstanding Common Stock will be converted to shares of Common Stock on a .4928 to 1 share basis and the common stock par value will be converted from $.003125 to $.0063. All information contained in the accompanying financial statements and footnotes has been retroactively restated to give effect to these transactions.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Electrified Companies, Inc.:

    We have audited the accompanying balance sheet of Electrified Companies, Inc. (a New Jersey corporation) as of December 31, 1995, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electrified Companies, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1994 in conformity with generally accepted accounting principles.

New York, New York                                           Arthur Andersen LLP
May 1, 1996

                          ELECTRIFIED COMPANIES, INC.
                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1995

                                          ASSETS
CURRENT ASSETS:
  Cash..........................................................................  $  10,459
  Accounts receivable, less allowance for doubtful accounts of $116,112.........    361,420
  Inventory.....................................................................    112,240
  Note receivable, current portion..............................................     37,308
  Other current assets..........................................................      7,495
                                                                                  ---------
      Total current assets......................................................    528,922

PROPERTY, PLANT AND EQUIPMENT, net of accumulated
  depreciation of $4,463,494 (Note 4)...........................................  1,444,527
NOTE RECEIVABLE, net of current portion.........................................    112,151
OTHER ASSETS....................................................................      4,736
                                                                                  ---------
      TOTAL ASSETS..............................................................  $2,090,336
                                                                                  ---------
                                                                                  ---------

                           LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..............................................................  $ 208,426
  Accrued expenses and other current liabilities................................     28,284
  Deferred income...............................................................    144,982
  Short-term borrowings (Note 5)................................................      5,000
  Current portion of long-term debt (Note 6)....................................    189,125
                                                                                  ---------
      Total current liabilities.................................................    575,817

OTHER LIABILITIES:
  Long-term debt (Note 6).......................................................    262,218
  Other liabilities.............................................................     81,607
                                                                                  ---------

          Total liabilities.....................................................    919,642

COMMITMENTS (Note 9)

STOCKHOLDERS' EQUITY:
  Common stock, $100 par value; 2,000 shares authorized; 1,860 shares
    issued and outstanding......................................................    186,000
  Retained earnings.............................................................    984,694
                                                                                  ---------
      Total stockholders' equity................................................  1,170,694
                                                                                  ---------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY................................  $2,090,336
                                                                                  ---------
                                                                                  ---------

       The accompanying notes are an integral part of this balance sheet.

                          ELECTRIFIED COMPANIES, INC.
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                                                            1994          1995
                                                                                        ------------  ------------
REVENUE:
  Bottled water sales and other revenue...............................................  $  4,339,486  $  4,425,501
  Rental revenue......................................................................       691,656       732,753
                                                                                        ------------  ------------
                                                                                           5,031,142     5,158,254
COST OF GOODS SOLD....................................................................     2,500,949     2,615,267
                                                                                        ------------  ------------
GROSS PROFIT..........................................................................     2,530,193     2,542,987

OPERATING EXPENSES:
  Operating expenses..................................................................     1,381,882     1,478,912
  General and administrative expenses.................................................       994,872       883,160
  Depreciation and amortization.......................................................       448,128       447,118
                                                                                        ------------  ------------
    Total operating expenses..........................................................     2,824,882     2,809,190
                                                                                        ------------  ------------
Loss from operations..................................................................      (294,689)     (266,203)

OTHER INCOME (EXPENSE)
  Other income........................................................................       165,888       310,023
  Interest expense....................................................................       (54,433)      (53,116)
                                                                                        ------------  ------------
                                                                                             111,455       256,907
                                                                                        ------------  ------------
LOSS BEFORE PROVISION FOR INCOME TAX..................................................      (183,234)       (9,296)
PROVISION FOR INCOME TAXES............................................................         1,332         9,366
                                                                                        ------------  ------------
NET LOSS..............................................................................  $   (184,566) $    (18,662)
                                                                                        ------------  ------------
                                                                                        ------------  ------------

        The accompanying notes are an integral part of these statements.

                          ELECTRIFIED COMPANIES, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                               COMMON STOCK
                                                          -----------------------
                                                           NUMBER OF
                                                            SHARES     PAR VALUE   RETAINED EARNINGS     TOTAL
                                                          -----------  ----------  -----------------  ------------
BALANCE, January 1, 1994................................       1,860   $  186,000    $   1,210,547    $  1,396,547
  Net (loss)............................................      --           --             (184,566)       (184,566)
                                                               -----   ----------  -----------------  ------------
BALANCE, December 31, 1994..............................       1,860      186,000        1,025,981       1,211,981
  Dividend distribution.................................      --           --              (22,625)        (22,625)
  Net (loss)............................................      --           --              (18,662)        (18,662)
                                                               -----   ----------  -----------------  ------------
BALANCE, December 31, 1995..............................       1,860   $  186,000    $     984,694    $  1,170,694
                                                               -----   ----------  -----------------  ------------
                                                               -----   ----------  -----------------  ------------

        The accompanying notes are an integral part of these statements.

                          ELECTRIFIED COMPANIES, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                                                             1994         1995
                                                                                          -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..............................................................................  $  (184,566) $   (18,662)
  Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization.........................................................      448,128      447,118
  Provision for allowance for doubtful accounts.........................................      133,329      (17,217)
  Gain on sale of fixed assets..........................................................     (153,000)     --
  Changes in assets and liabilities:
  Decrease in accounts receivable.......................................................       28,095       82,649
  Decrease in inventory.................................................................       40,155          297
  (Increase) decrease in other current assets...........................................       (3,415)         115
  Decrease in accounts payable..........................................................      (74,404)     (57,261)
  Decrease in accrued expenses and other current liabilities............................      (83,261)     (18,143)
  Increase in other liabilities.........................................................       57,334        3,445
  Increase (decrease) in deferred income................................................      160,050      (15,068)
                                                                                          -----------  -----------
        Net cash provided by operating activities.......................................      368,445      407,273
                                                                                          -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment, net........................................     (721,619)    (217,739)
  Payments received on note receivable..................................................       11,687       38,854
                                                                                          -----------  -----------
        Net cash used in investing activities...........................................     (709,932)    (178,885)
                                                                                          -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Short-term borrowings, net............................................................       35,000      (35,000)
  Repayment of long-term debt...........................................................     (382,782)    (189,125)
  Proceeds from long-term debt..........................................................      686,500      --
  Dividend distributions................................................................      --           (22,625)
                                                                                          -----------  -----------
        Net cash (used in) provided by financing activities.............................      338,718     (246,750)
                                                                                          -----------  -----------
NET DECREASE IN CASH....................................................................       (2,769)     (18,362)

CASH, BEGINNING OF YEAR.................................................................       31,590       28,821
                                                                                          -----------  -----------

CASH, END OF YEAR.......................................................................  $    28,821  $    10,459
                                                                                          -----------  -----------
                                                                                          -----------  -----------

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest............................................................................  $    54,433  $    53,115
    Taxes...............................................................................      --           --
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
  In 1994, the Company sold the fixed assets associated with its ice machine business in exchange for a note receivable in the amount of $200,000.

        The accompanying notes are an integral part of these statements.

                          ELECTRIFIED COMPANIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 1995

1.  ORGANIZATION AND BUSINESS:
    Electrified Companies, Inc. (the "Company") is engaged in the sale of purified bottled water and related activities including sales and rentals of water coolers and sales of coffee and office refreshment supplies throughout the New Jersey - New York metropolitan area. The Company's sales and rentals are divided among residential and corporate customers.

2.  SIGNIFICANT ACCOUNTING POLICIES:

MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORY

    Inventory is stated at the lower of cost or market and cost is determined using the first-in, first-out method. Inventory is comprised of water coolers and parts, office refreshment supplies and water.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at historical cost and is depreciated on the straight-line basis and accelerated methods based on the estimated useful lives.

REVENUE RECOGNITION

    Revenue on sales of bottled water and coolers is recognized upon delivery.

    Leases of water coolers and filters are accounted for under the operating method and, accordingly, rental income is reported over the terms of the leases.

INCOME TAXES

    The Company accounts for its income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires recognition of deferred tax liabilities and assets for the estimated future tax effects of events that have been recognized in the financial statements or income tax returns. Under this method, deferred tax liabilities and assets are determined based on differences between the financial accounting and income tax bases of assets and liabilities, and the use of carry-forwards, if any, using enacted tax rates in effect for the years in which the differences and carry-forwards are expected to reverse and be utilized.

    The Company operates under Subchapter S of the Internal Revenue Code and, consequently, is not subject to Federal and certain state income taxes. The stockholders include their pro rata share of the Company's income in their personal income tax returns. It is the Company's policy to reimburse its stockholders for any tax liability resulting from their inclusion of the Company's income in their respective tax returns. The amounts distributed for such purposes in 1995 and 1994 were $22,625 and $-0-, respectively.

NEW ACCOUNTING PRONOUNCEMENTS

    During March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which is effective for fiscal years beginning after December 15, 1995. The Company does not expect the adoption of this standard to have a material effect on its financial position or results of operations.

                          ELECTRIFIED COMPANIES, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            AS OF DECEMBER 31, 1995

3.  SALE OF ICE MACHINE BUSINESS:
    On June 1, 1994, the Company sold the assets relating to its ice machine business with a book value of approximately $41,000 for $200,000. The Company received a promissory note for $200,000, payable monthly, plus interest at 2% above the prime rate for a period of 60 months. The note is secured by the assets sold and all other assets of the purchaser.

4.  PROPERTY, PLANT AND EQUIPMENT:
    Property, plant and equipment is comprised of the following as of December 31, 1995:

Leasehold improvements...........................................  $  136,279
Rental equipment.................................................   1,710,333
Vehicles.........................................................   1,017,078
Machinery and equipment..........................................   2,649,752
Furniture and fixtures...........................................     394,579
                                                                   ----------
                                                                    5,908,021
Less: Accumulated depreciation...................................   4,463,494
                                                                   ----------
  Fixed assets, net..............................................  $1,444,527
                                                                   ----------
                                                                   ----------

    Depreciation aggregated $446,041 and $448,128, respectively, for the years ended December 31, 1995 and 1994.

5.  SHORT-TERM BORROWINGS:
    The Company has a line of credit available with a bank for $100,000, as of December 31, 1995. There were no outstanding amounts as of December 31, 1995.

    The outstanding amounts on all other short-term borrowings as of December 31, 1995 are as follows:

Shareholder loan....................................................  $   5,000
                                                                      ---------
                                                                      ---------

    The prime rate was 8.50% as of December 31, 1995.

6.  LONG-TERM DEBT:
    A summary of long-term debt follows as of December 31, 1995:

DESCRIPTION                                                       INTEREST RATE
--------------------------------------------------------------  -----------------
Installment note, payable monthly through September 1998        .5% over prime
  ($9,510 per month plus interest)............................                     $  313,843
Installment note, payable monthly through October, 1997         .5% over prime
  ($6,250 per month, plus interest) collateral-vehicles used
  in business.................................................                        137,500
                                                                                   ----------
                                                                                      451,343
Less: current portion.........................................                        189,125
                                                                                   ----------
                                                                                   $  262,218
                                                                                   ----------
                                                                                   ----------

    All of the bank obligations are guaranteed by the officers of the Company.

                          ELECTRIFIED COMPANIES, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            AS OF DECEMBER 31, 1995

6.  LONG-TERM DEBT: (CONTINUED)
    Maturities of long-term debt over the next three years are as follows:

Year ending December 31,
  1996............................................................  $ 189,125
  1997............................................................    176,625
  1998............................................................     85,593
                                                                    ---------
                                                                    $ 451,343
                                                                    ---------
                                                                    ---------

7.  RELATED PARTY TRANSACTIONS:
    The Company rents, on a year-to-year basis, its premises from a partnership, the partners of which are the stockholders of the Company. Rent expense was $60,000 and $64,000 for the years ended December 31, 1995 and 1994, respectively.

8.  BENEFIT PLANS:
    The Company maintains a profit sharing plan which covers those employees not covered by the union negotiated contract. Contributions to the plan are at the discretion of the Board of Directors. Contributions to the plan for each of the years ended December 31, 1995 and 1994 amounted to approximately $40,000, respectively.

9.  COMMITMENTS:
    As of December 31, 1995, the Company had entered into operating leases for warehouse space and office equipment.

    Future minimum payments for operating leases at December 31, 1995 are as follows:

Year Ended December 31,
  1996............................................................  $ 110,000
  1997............................................................    120,000
  1998............................................................    120,000
  1999............................................................    120,000
  2000 and thereafter.............................................    850,000

    Rent expense, excluding the amounts discussed in Note 7, for the years ended December 31, 1995 and 1994 was $65,599 and $65,163, respectively.

10. SUBSEQUENT EVENTS:
    On January 31, 1996, all of the Company's assets were acquired and certain liabilities assumed by Puro Water Group, Inc. The purchase agreement called for total payments to be made to the owners of the Company in the aggregate amount of $5,000,000, payments totaling $437,801 to satisfy two bank loans of the Company and certain consideration for other outstanding liabilities. The $5,000,000 is to be paid via a cash payment of $1,000,000 at the closing and three notes payable for $2,900,000, $600,000 and $500,000, respectively, bearing interest at the prime rate, for which only interest payments are due through February 1997 and then equal monthly installments commencing March 1997 through February 2000.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE COMMON STOCK TO WHICH IT RELATES OR AN OFFER IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME AFTER THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          8
Use of Proceeds................................         12
Dividend Policy................................         12
Dilution.......................................         13
Capitalization.................................         14
Pro Forma Financial Information................         15
Selected Financial Data........................         17
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................         19
Business.......................................         24
Management.....................................         33
Security Ownership of Management and Others....         38
Certain Transactions...........................         39
Description of Securities......................         39
Shares Eligible for Future Sale................         40
Underwriting...................................         42
Legal Matters..................................         44
Experts........................................         44
Additional Information.........................         44
Index to Financial Statements..................        F-1

                            ------------------------

    UNTIL            , 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     [LOGO]

                             PURO WATER GROUP, INC.

                              1,350,000 SHARES OF
                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                             LAIDLAW EQUITIES, INC.

                        GILFORD SECURITIES INCORPORATED

                                         , 1997

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                             PURO WATER GROUP, INC.
                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Section 145 of the Delaware General Corporation Law ("Section 145") authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article 7 of the Company's Certificate of Incorporation provides as follows: "A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit." This provisions does not eliminate a director's fiduciary duty, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts and omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provisions also do not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. In addition, the Company has obtained liability insurance for its officers and directors.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses (other than underwriting discounts and commissions) which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered. With the exception of the SEC registration fee and the NASD filing fee, all amounts shown are estimates.

SEC registration fee...........................................  $ 3,377.08
NASD filing fee................................................    1,614.44
American Stock Exchange listing expenses.......................   25,000.00
Blue Sky fees and expenses (including legal and filing fees)...    5,000.00
Printing expenses (other than stock certificates)..............  150,000.00
Printing and engraving of stock certificates...................    3,500.00
Transfer and Registrar fees and expenses.......................    1,500.00
Accounting fees and expenses...................................  240,000.00
Legal fees and expenses (other than Blue Sky)..................  110,000.00
Miscellaneous expenses.........................................    7,008.48
                                                                 ----------
Total..........................................................  $547,000.00
                                                                 ----------
                                                                 ----------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    In the last three years, the Company has issued and sold the following securities (as adjusted to reflect a 3.2 to 1 stock split effected as of April 29, 1996 and a .4928 to 1 stock split to be effected prior to the effectiveness hereof):

    1. On January 28, 1994, the Company issued to (i) The Trust Under Article 16 of the Will of W. Palmer Dixon for the benefit of Peter T. Dixon 378,470 shares of common stock, (ii) The Trust Under Article 16 of the Will of W. Palmer Dixon for the benefit of Palmer Dixon 378,470 shares of common stock; (iii) Scott and Beth Levy 425,779 shares of common stock, and (iv) Jack West 394,240 shares of common voting stock. No underwriter was used for these transactions. The foregoing transaction was exempt from registration under the Act based upon section 4(2) thereof and Rule 152.


    2. On October 16, 1995, the Company issued to (i) The Trust Under Article 16 of the Will of W. Palmer Dixon for the benefit of Peter T. Dixon 98,560 shares of common stock; (ii) The Trust Under Article 16 of the Will of W. Palmer Dixon for the benefit of Palmer Dixon 19,712 shares of common stock; (iii) Peter T. Dixon 78,848 shares of common stock. The consideration for this issuance was One Million Dollars ($1,000,000). No underwriter was used for these transactions. The foregoing transation was exempt from registration under the Act based upon section 4(2) thereof and Rule 152.


    3. On December 29, 1995, the Company issued to Thomas Limited Partnership 197,120 shares of common stock. The consideration for this issuance was One Million Dollars ($1,000,000). No underwriter was used for this transaction. The foregoing transaction was exempt from registration under the Act based upon section 4(2) thereof and Rule 152.


    4. On May 1, 1996, the Company issued to Edberg Associates Limited Partnership 98,568 shares of common stock. The consideration for this issuance was Five Hundred Thousand Dollars ($500,000). No underwriter was used for this transaction. The foregoing transaction was exempt from registration under the Act based upon section 4(2) thereof and Rule 152.


    5. On October 1, 1996, the Company issued to (i) The Trust Under Article 16 of the Will of W. Palmer Dixon for the benefit of Peter T. Dixon 28,430 shares of common stock; and (ii) The Trust Under Article 16 of the Will of W. Palmer Dixon for the benefit of Palmer Dixon 28,430 shares of common stock, each issuance being pursuant to the exercise of Warrants issued on January 28, 1994. The aggregate consideration for this issuance was One Thousand Dollars ($1,000). No underwriter was used for these transactions. The foregoing transaction was exempt from registration under the Act based upon section 4(2) thereof and Rule 152.

ITEM 27. EXHIBITS AND FINANCIAL DATA SCHEDULES


 EXHIBIT NO.                                               DESCRIPTION
-------------  ---------------------------------------------------------------------------------------------------
       1.1.    Form of Underwriting Agreement between the Company, Laidlaw Equities, Inc. and Gilford Securities
                 Incorporated.
       1.2     Form of Selected Dealer Agreement.
       3.1     Certificate of Incorporation of the Company, as amended.
       3.2     Amended and Restated By-laws of the Company.
       4.1     Specimen Certificate of the Company's Common Stock.
       4.2     Form of Underwriter's Common Stock Purchase Warrant.
       4.3     1996 Stock Option Plan.
       4.4     Stockholders Agreement dated January 28, 1994, as amended by First Amendment to Stockholders
                 Agreement dated as of October 16, 1995, Second Amendment to Stockholders Agreement dated as of
                 December 29, 1995, Third Amendment to Stockholders Agreement dated as of May 1, 1996, and Fourth
                 Amendment to Stockholders Agreement dated as of November 11, 1996.
      *5.1     Opinion of Lev, Berlin & Dale, P.C.
      10.1     Asset Purchase Agreement between the Company and Glenn Downing, Gary Downing and Downmorr Water
                 Corporation dated August 26, 1995.
      10.2     Amendment to Asset Purchase Agreement by Glenn Downing and Gary Downing dated November 12, 1996.
      10.3     Asset Purchase Agreement between the Company and Kenneth Gelber and Bark Water Company Ltd. d/b/a/
                 Nature's Way dated January 30, 1995.
      10.4     Amendment to Asset Purchase Agreement by Kenneth Gelber and Bark Water Company Ltd. dated November
                 12, 1996.
      10.5     Asset Purchase Agreement between the Company and Edward and Rita Worfler and National Ozone Water
                 Corp. dated April 28, 1995.
      10.6     Asset Purchase Agreement between the Company and Peter Nicholas, Anthony Bonventure and Nature's
                 Best Water Company, Inc. dated April 28, 1995.
      10.7     Waiver of right to convert debt issued in connection with the Asset Purchase Agreement by Nature's
                 Best Water Company, Inc. dated November 8, 1996.
      10.8     Asset Purchase Agreement between the Company and Waters Filter & Cooler, Inc. and Transition
                 Agreement between Alan Waters and the Company, each dated October 31, 1995, as amended pursuant to Amendment dated March 29, 1996, as revised pursuant to Revision dated May 23, 1996.
      10.9     Asset Purchase Agreement between the Company and Rainbow Coffee Service Inc. d/b/a/ Rainbow Water
                 Service dated October 31, 1995, as amended by Amendment dated March 29, 1996.
      10.10    Asset Purchase Agreement between the Company and Mountainwood Spring Water Co., Inc. and White
                 Mountain Co., Inc. dated as of June 30, 1995.
      10.11    Waiver of option granted in connection with the Asset Purchase Agreement by Mountainwood Spring
                 Water Co., Inc. and White Mountain Co., Inc. dated November 7, 1996.
      10.12    Asset Purchase Agreement between the Company and Robert Brundage, Lyle Brundage and Electrified
                 Companies, Inc. dated January 31, 1996.
      10.13    Net Lease, dated January 31, 1996, between the Company and R&L Properties Company covering premises in East Orange, New Jersey.
      10.14    Employment Agreement between the Company and Jack West dated as of November 1, 1996.

 EXHIBIT NO.                                               DESCRIPTION
-------------  ---------------------------------------------------------------------------------------------------
      10.15    Employment Agreement between the Company and Scott Levy dated as of November 1, 1996.
      10.16    Employment Agreement between the Company and James Botti dated as of November 1, 1996.
      10.17    Lease, dated October 9, 1995, between the Company and Stabal Realty Corp. covering 76-78 Mall
                 Drive, Commack, Long Island, New York facility, as modified by Lease Modification dated February
                 15, 1996.
      10.18    Balloon Mortgage on the Maspeth, New York facility dated May 24, 1988, with Bond and Extension and
                 Consolidation Agreement of same date.
      10.19    Supply Agreement dated June 27, 1996 between the Company and Mountainwood Spring Water Co., Inc.
      10.20    Long-term Supply Agreement dated June 13, 1996 between the Company and Shawangunk Bulk Springwater
                 Corp.
      10.21    Stock Purchase Agreement dated as of December 29, 1995 between the Company and Thomas Limited
                 Partnership.
      10.22    Stock Purchase Agreement dated as of May 1, 1996 between the Company and Edberg Associates Limited
                 Partnership.
      10.23    Stock Purchase Agreement dated as of October 16, 1995 between the Company and Peter T. Dixon and the Trust under Article 16 of the Will of W. Palmer Dixon for the benefit of Peter and Palmer
                 Dixon.
      10.24    Registration Rights Agreement dated as of December 29, 1995 between the Company and Thomas Limited
                 Partnership.
      10.25    Registration Rights Agreement dated as of May 1, 1996 between the Company and Edberg Associates
                 Limited Partnership.
      10.26    Registration Rights Agreement dated as of October 16, 1995 between the Company and Peter T. Dixon and the Trusts Under Article 16 of the Will of W. Palmer Dixon for the benefit of Peter and
                 Palmer Dixon.
      10.27    Registration Rights Agreement dated January 28, 1994 between the Company and the Trusts Under
                 Article 16 of the Will of W. Palmer Dixon for the benefit of Peter and Palmer Dixon.
      10.28    Registration Rights Agreement dated January 28, 1994 between the Company and Jack C. West and Scott and Beth Levy.
      10.29    Master Note in principal amount of $2 million with European American Bank dated September 13, 1996.
      10.30    Commercial Note in the original principal amount of $1.5 million with European American Bank dated
                 September 13, 1996.
      10.31    General Security Agreement with European American Bank dated July 31, 1996.
      10.32    Agreement of Subordination and Assignment dated as of January 31, 1996 between the Trusts under
                 Article 16 of the Will of W. Palmer Dixon for the benefit of Peter T. Dixon and Palmer Dixon, and the Company in favor of European American Bank.
      10.33    Pledge Agreement dated January 31, 1996 between the Trusts under the Will of W. Palmer Dixon for the benefit of Peter T. Dixon and Palmer Dixon in favor of European American Bank.
      10.34    Guaranty of All Liability dated as of February 5, 1996, by Peter T. Dixon in favor of European
                 American Bank.
      10.35    Secured Note in original principal amount of $250,000 dated January 28, 1994 in favor of the Trusts under Article 16 of the Will of W. Palmer Dixon for the benefit of Peter T. Dixon and Palmer
                 Dixon.

 EXHIBIT NO.                                               DESCRIPTION
-------------  ---------------------------------------------------------------------------------------------------
      10.36    Standby Secured Note in orginal principal amount of $50,000 dated January 28, 1994 in favor of the
                 Trusts under Article 16 of the Will of W. Palmer Dixon for the benefit of Peter T. Dixon and
                 Palmer Dixon.
      10.37    Letter of Credit in the amount of $500,000 with European American Bank dated June 27, 1996.
      10.38    Letter of Credit in the amount of $4,000,000 with European American Bank dated January 31, 1996.
      10.39    Consulting Agreement between the Company and Peter T. Dixon dated January 28, 1994.
      10.40    Waiver of Transaction Fee by Peter T. Dixon dated November 14, 1996.
      10.41    Option to Purchase Common Stock dated November 9, 1996 in favor of Edberg Associates Limited
                 Partnership.
      10.42    Option to Purchase Common Stock dated November 9, 1996 in favor of Peter T. Dixon and the Trusts under Article 16 of the Will of W. Palmer Dixon for the benefit of Peter T. Dixon and Palmer
                 Dixon.
      10.43    Option to Purchase Common Stock dated November 9, 1996 in favor of Peter T. Dixon and the Trusts under Article 16 of the Will of W. Palmer Dixon for the benefit of Peter T. Dixon and Palmer
                 Dixon.
      11.1     Supplemental Earnings Per Share Computation.
     *23.1     Consent of Lev, Berlin & Dale, P.C.
     *23.2     Consent of Arthur Andersen LLP.
      23.3     Consent of Dr. Stephen C. Edberg.
      23.4     Consent of Leonard D. Rosinski.
      24.1     Powers of Attorney (included on the signature page to this Registration Statement).
      27.1     Financial Data Schedule.

------------------------

*   Filed herewith.

ITEM 28. UNDERTAKINGS

    The Company hereby undertakes that it will: 1. file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

    (i) include any prospectus required by Section 10(a)(3) of the Securities
Act;

    (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information on the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a Twenty Percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) include any additional or changed material information on the plan of distribution. 2. for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering. 3. file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering. 4. provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the By-laws of the Company, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for such indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being offered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Company hereby undertakes that it will:

    (i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(i), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective;

    (ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in that registration statement, and that offering such securities at that time as the initial bona fide offering of these securities; and

    (iii) provide to the Underwriter at the closing of the Offering certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 4th day of February 1997.



                                PURO WATER GROUP, INC.

                                By:  *
                                     ------------------------------------------
                                     Jack C. West
                                     President

                                By:  /s/ SCOTT LEVY
                                     ------------------------------------------
                                     Scott Levy
                                     Chief Executive Officer




    In accordance with the requirements of the Securities Act of 1933, as amended, Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                 SIGNATURE                                   NAME AND TITLE                          DATE
--------------------------------------------  --------------------------------------------  ----------------------

                     *                        President and Director (principal executive
     ----------------------------------        officer)                                     February 4, 1997
                Jack C. West

               /s/ SCOTT LEVY
     ----------------------------------       Chief Executive Officer and Director          February 4, 1997
                 Scott Levy

                     *
     ----------------------------------       Chairman of the Board                         February 4, 1997
               Peter T. Dixon

                     *                        Chief Financial Officer (principal financial
     ----------------------------------        and accounting officer)                      February 4, 1997
               James G. Botti

                     *
     ----------------------------------       Director                                      February 4, 1997
              Wilmer J. Thomas

                   *By:       /s/ SCOTT LEVY
            --------------------------------
                  Scott Levy
               ATTORNEY-IN-FACT